Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDTRONIC, INC.

AND

ACUTUS MEDICAL, INC.

April 26, 2022

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 26, 2022, is entered into by and among Medtronic, Inc., a Minnesota corporation (the “Purchaser”), and Acutus Medical, Inc., a Delaware corporation (the “Seller”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Article VIII below.

WHEREAS, the Seller is engaged in the business of designing, developing, manufacturing and selling the Seller Products (as defined herein) (the “Business”);

WHEREAS, the Seller acknowledges that the Purchaser is paying substantial consideration for the Assets and that payment of such consideration will inure to its benefit, and that its agreement to the terms of this Agreement is a material inducement for the Purchaser to enter into this Agreement;

WHEREAS, the Purchaser and the Seller desire to enter into this Agreement, pursuant to which (i) at the First Closing (as defined herein), the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, the First Closing Assets and assume the related Assumed Liabilities (each as defined herein), and (ii) at the Second Closing (as defined herein), the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, the Second Closing Assets (as defined herein) and assume the related Assumed Liabilities; and

WHEREAS, the Seller has taken various steps prior to the execution of this Agreement to consummate the transactions contemplated hereunder, including (without limitation), terminating all rights of the entity set forth in Schedule 1.0 in and to the Seller Products.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
Sale and Transfer of Assets; Purchase Price; Closing

1.1                First Closing Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, at the First Closing, the Seller will sell, convey, assign, transfer and (subject to Section 1.11) deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller free and clear of any Liens other than Permitted Liens, all of the Seller’s right, title and interest in and to the following assets, as they exist as of immediately prior to the First Closing (collectively, the “First Closing Assets”):

(a)                 (i) the Trademarks set forth on Schedule 1.1(a)(i) (“Transferred Trademarks”); (ii) the Patents set forth on Schedule 1.1(a)(ii) (“Transferred Patents”); and (iii) all Intellectual Property (other than Trademarks and Patents) that the Seller owns and which exclusively relates to the Seller Products or the Business as of the First Closing, including, without limitation, the Intellectual Property listed on Schedule 1.1(a)(iii), but excluding all Retained Seller Intellectual Property (collectively and together with the Transferred Trademarks and Transferred Patents, the “First Closing Transferred Intellectual Property”), and all rights to institute or maintain any proceeding or other action to protect such First Closing Transferred Intellectual Property or recover damages for any past or present infringement thereof, and all goodwill associated therewith;

(b)                all goodwill associated exclusively with the First Closing Assets;

(c)                 all automation design specification and files relating to the Seller Products, provided that Seller shall have the right to retain copies of any such documentation and files for its compliance records and in connection with performance of its obligations pursuant to the Transaction Documents;

(d)                all manufacturing equipment set forth on Schedule 1.1(d) (the “First Closing Purchased Equipment”);

(e)                 subject to Section 1.3(h) and Section 1.11, all claims of Seller against third parties to the extent exclusively arising from or relating to the First Closing Assets, whether known or unknown, contingent or not contingent, including all rights arising from or relating to deposits, prepaid expenses, claims for refunds and rights to set-off, but for avoidance of doubt, excluding the Tax Assets described in Section 1.3(g); and

(f)                  subject to Section 1.3(h) and Section 1.11, all insurance and warranty proceeds received after the First Closing Date with respect to damage, non-conformance of or loss to the extent exclusively arising from and relating to the First Closing Assets.

1.2                Second Closing Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, at the Second Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller free and clear of any Liens other than Permitted Liens, all of the Seller’s right, title and interest in and to the following assets (collectively, the “Second Closing Assets,” and together with the First Closing Assets, the “Assets”):

(a)                 all of the Seller’s rights under those Contracts set forth on Schedule 1.2(a) (the “Purchased Contracts”);

(b)                any Intellectual Property (other than the First Closing Transferred Intellectual Property) that the Seller owns and which exclusively relates to the Seller Products or the Business as of the Second Closing, including for clarity, any such developments or improvements to the First Closing Transferred Intellectual Property owned by the Seller and which exclusively relates to the Seller Products or the Business as of the Second Closing, but excluding all Retained Seller Intellectual Property (the “Second Closing Transferred Intellectual Property”, and together with the First Closing Transferred Intellectual Property, the “Transferred Intellectual Property”), and all rights to institute or maintain any proceeding or other action to protect such Second Closing Transferred Intellectual Property or recover damages for any past or present infringement thereof, and all goodwill associated therewith;

(c)                 all goodwill associated exclusively with the Second Closing Assets;

(d)                all Permits, to the extent assignable, that are exclusively used or held for use by Seller in connection with the sale, marketing or commercialization of the Seller Products, including FDA registrations, clearances and approvals and all other international regulatory approvals, and import-export licenses, and any other licenses and Permits listed on Schedule 1.2(d); provided that the Seller shall have the right to retain copies of any such Permits for its compliance records;

(e)                 (i) all lists and records pertaining to customer accounts, production, suppliers, distributors, personnel and agents that are in the possession or control of the Seller and to the extent exclusively related to the Seller Products; (ii) all customer lists from the Seller accounting for and detailing sales of Seller Products during the 24 months prior to the Second Closing Date, and copies of all warranty and shipping records, supplier lists, manufacturing, sales and marketing, maintenance, operating and production records, advertising and promotional materials, credit records of customers, and other documents, records and files that are in the possession or control of the Seller and to the extent exclusively related to the Seller Products; and (iii) all documentation and files related to design, design history, design verification, regulatory submissions, quality assurance, complaint history, pre-clinical and clinical data (including patient-level data from clinical trials), all device master records, and copies of any other documentation and files that are in the possession or control of the Seller and to the extent exclusively related to the Seller Products, in each case including but not limited to those files and documents set forth on Schedule 1.2(e); provided that (A) the Seller shall have the right to retain copies of any such records for its compliance records and (B) neither the Seller nor any of its Affiliates shall have any obligation to sell, assign, transfer or convey to Purchaser any of the foregoing to the extent such records constitute, or the Seller or any of its Affiliates reasonably concludes that such records constitute, Personal Information of any individual residing outside of North America;

(f)                  all equipment primarily relating to the Seller Products to the extent not transferred to the Purchaser at the First Closing, including any improvements, refurbishments or replacements to such equipment as of the Second Closing Date (the “Second Closing Purchased Equipment”; together with the First Closing Purchased Equipment, the “Purchased Equipment”);

(g)                subject to Section 1.3(h), all claims of Seller against third parties to the extent exclusively arising from or relating to the Second Closing Assets, whether known or unknown, contingent or not contingent, including all rights arising from or relating to deposits, prepaid expenses, claims for refunds and rights to set-off, but for avoidance of doubt, excluding the Tax Assets described in Section 1.3(g); and

(h)                subject to Section 1.11, all insurance and warranty proceeds received after the Second Closing Date with respect to damage, non-conformance of or loss to the extent exclusively arising from and relating to the Second Closing Assets.

1.3                Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchaser expressly acknowledges and agrees that the Purchaser is only purchasing the Assets as of the applicable Closing, and all other rights, properties and assets of the Seller or any of its Affiliates not included as Assets as of the applicable Closing are expressly excluded from the purchase and sale contemplated by this Agreement (the “Excluded Assets”). Without limiting the foregoing, the parties expressly agree that the following are Excluded Assets:

(a)                 all accounts receivable, prepayments, cash and cash equivalents, bank accounts and securities of the Seller, including security deposits, reserves, prepaid rents and prepaid expenses;

(b)                all inventory of the Seller or its Affiliates;

(c)                 all Contracts of the Seller that are not Purchased Contracts;

(d)                the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller, all employee-related or employee benefit-related files or records and any other books and records which the Seller is prohibited from disclosing or transferring to the Purchaser under applicable Laws and is required by applicable Laws to retain;

(e)                 all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder other than as set forth in Section 1.1(f) and Section 1.2(h);

(f)                  all Employee Benefit Plans and trusts or other assets attributable thereto;

(g)                all Tax assets (including duty and Tax refunds and prepayments) of the Seller;

(h)                all claims, causes of action, defenses, counterclaims or other rights , if any, arising from or relating to any Excluded Assets or any Excluded Liabilities, whether known or unknown, contingent or not contingent, including all insurance benefits, rights and proceeds and all rights arising from or relating to deposits, prepaid expenses, claims for refunds and rights to set-off;

(i)                  except for the Transferred Intellectual Property, all Intellectual Property owned by or licensed to the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates otherwise has any right, title, or interest, including the Intellectual Property set forth on Schedule 1.3(i) and all Seller Names and Marks (collectively, the “Retained Seller Intellectual Property”); provided, however, that Retained Seller Intellectual Property is subject to the licenses granted to the Purchaser pursuant to the Distribution Agreement, the Transition Services Agreement, the License Agreement or a Purchased Contract;

(j)                  the rights which accrue or will accrue to the Seller under this Agreement or the Transaction Documents;

(k)                the rights of Seller arising under this Agreement and the transactions contemplated hereby; and

(l)                  all other items listed on Schedule 1.3(l).

1.4                Liabilities.

(a)                 Assumed Liabilities. At the applicable Closing, the Seller will assign and delegate to the Purchaser, and the Purchaser will assume and agrees to perform, pay, satisfy or discharge, the Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” means only the Liabilities relating to or arising under the Purchased Contracts (excluding, for the avoidance of doubt, any Liabilities that may arise out of or relate to any failure to perform, improper performance, or other breach, default or violation by the Seller under any Purchased Contract on or prior to the Second Closing Date). For the avoidance of doubt, except as expressly set forth in this Agreement and except for Liabilities arising after the applicable Closing Date from causes attributable to the period prior to the applicable Closing Date, all Liabilities related to or arising out of the ownership, possession or use of the Assets that arise at or after the applicable Closing Date will be the sole responsibility of the Purchaser.

(b)                Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser is not assuming any other Liability or obligation of the Seller (the “Excluded Liabilities”), whether at the First Closing Date or Second Closing Date. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by the Seller. For the avoidance of doubt, the Excluded Liabilities will expressly include:

(i)                  all Liabilities that are caused by any failure to perform, improper performance, or other breach, default or violation by the Seller under the Purchased Contracts on or prior to the Second Closing Date;

(ii)                other than Taxes that are Assumed Liabilities, (x) all Liabilities related to Taxes of the Seller for all taxable periods which are unrelated to the First Closing Assets and Second Closing Assets, and (y) Taxes of the Seller related to the First Closing Assets and Second Closing Assets for taxable periods ending on or prior to the First Closing Date and Second Closing Date, respectively;

(iii)              all product liability, all returns, and all warranty liability with respect to sales made by the Seller;

(iv)               all Liabilities related to the employment by the Seller of its employees or in connection with the termination of their employment by the Seller;

(v)                all Liabilities associated with any Employee Benefit Plan;

(vi)               all Liabilities arising out of the ownership of (A) the First Closing Assets on or prior to the First Closing Date or (B) the Second Closing Assets on or prior to the Second Closing Date; and

(vii)             any other Liabilities of the Seller not specifically included in the Assumed Liabilities.

1.5                Purchase Price. The total consideration for the Assets will be an amount equal to (a) $50,000,000 (the “First Closing Purchase Price”) as the purchase price for the First Closing Assets, plus (b) the Second Closing Purchase Price as the purchase price for the Second Closing Assets, plus (c) the OEM Earnout, if any, as provided in Section 1.8(a), plus (d) the Transfer Earnout, if any, as provided in Section 1.8(b), and plus (e) the Net Sales Earnouts, if any, as provided in Section 1.8(c) (collectively, the “Purchase Price”).

1.6                Payment of Purchase Price; Assumption of Liabilities. On the applicable Closing Date, and subject to the conditions set forth in this Agreement:

(a)                 The Purchaser will pay the Purchase Price as follows:

(i)                  on the First Closing Date, the Purchaser will pay an amount equal to $4,000,000 (the “Escrow Amount”) to Western Alliance Bank (the “Escrow Agent”), with the Escrow Amount to be held in an escrow account (the “Escrow Account”) pursuant to the terms of an escrow agreement to be agreed by the parties (the “Escrow Agreement”);

(ii)                on the First Closing Date, the Purchaser will pay to the Seller, by wire transfer of immediately available funds to such accounts as are designated by the Seller, an aggregate amount equal to the sum of the First Closing Purchase Price, minus the Escrow Amount; and

(iii)              on the Second Closing Date, the Purchaser will pay to the Seller, by wire transfer of immediately available funds to such accounts as are designated by the Seller, an aggregate amount equal to the Second Closing Purchase Price (if any).

(b)                At the applicable Closing, the Purchaser will assume the applicable Assumed Liabilities.

1.7                The Closings. The closing of the purchase and sale of the First Closing Assets and the transactions relating thereto (the “First Closing”) will take place no later than the fifth day (unless such day is not a Business Day, in which case the First Closing will take place on the next Business Day following such day) following the satisfaction or waiver of all conditions to the First Closing set forth in Article II other than those to be satisfied at the First Closing, but subject to their satisfaction or waiver, by the electronic exchange of documents. The closing of the purchase and sale of the Second Closing Assets and the transactions relating thereto (the “Second Closing”) will take place on a date as determined by the Purchaser in its discretion following the satisfaction or waiver of all conditions to the Second Closing set forth in Article II, other than those to be satisfied at the Second Closing, but subject to their satisfaction or waiver, by the electronic exchange of documents. The Second Closing shall in no event take place later than the fourth anniversary of the First Closing Date. The dates of the First Closing and Second Closing are referred to as the “First Closing Date” and “Second Closing Date,” respectively. The effective time of each Closing is 12:01 a.m., Pacific time, on the applicable Closing Date (the “Effective Time”).

1.8                Earn-Out Payments. Subject to the Purchaser’s right to offset amounts pursuant to Section 5.3(g), the Purchaser will pay to the Seller the additional payments as follows (each such payment, an “Earnout Payment,” and collectively, the “Earnout Payments”):

(a)                 A one-time cash payment in the amount of $20,000,000 (the “OEM Earnout”) payable upon completion, to the Purchaser’s reasonable satisfaction, of each of the actions described in Schedule 1.8(a) (the “OEM Earnout Conditions”), which shall be payable in the manner described in Section 1.8(e) below.

(b)                A one-time cash payment (“Transfer Earnout”) in the amount of (i) $17,000,000 in the event that the Seller submits for EU MDR Certification for the Seller Products within 15 months of the First Closing Date, and the Second Closing has not yet taken place, or (ii) $13,000,000 in the event that the Seller submits for EU MDR Certification for the Seller Products after 15 months have passed since the First Closing Date, and the Second Closing has not yet taken place.

(c)                 Payments based on Net Sales (each, a “Net Sales Earnout,” and collectively, the “Net Sales Earnouts”), as follows:

(i)                  A one-time cash amount equal to 100% of the Net Sales achieved in the first four full fiscal quarters of the Purchaser after Purchaser’s first commercial sale of a Seller Product following satisfaction of the OEM Earnout Conditions (such period, the “Net Sales Earnout Period 1”), which shall be payable in the manner described in Section 1.8(e) below;

(ii)                A one-time cash amount equal to 75% of the Net Sales achieved in the four fiscal quarters of the Purchaser immediately following the end of Net Sales Earnout Period 1 (such period, the “Net Sales Earnout Period 2”), which shall be payable in the manner described in Section 1.8(e) below;

(iii)              A one-time cash amount equal to 50% of the Net Sales achieved in the four fiscal quarters of the Purchaser immediately following the end of Net Sales Earnout Period 2 (such period, the “Net Sales Earnout Period 3”), which shall be payable in the manner described in Section 1.8(e) below; and

(iv)               A one-time cash amount equal to 50% of the Net Sales achieved in the four fiscal quarters of the Purchaser immediately following the end of Net Sales Earnout Period 3 (such period, the “Net Sales Earnout Period 4”), which shall be payable in the manner described in Section 1.8(e) below.

(d)                The Seller acknowledges and agrees that the Purchaser is entitled to conduct the Business in a manner that is in the best interests of the Purchaser, its stockholders and the stockholders of its parent entities, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the Business and to take or refrain from taking any action with respect thereto, without any express or implied warranties or covenants to the Seller or any other person. Notwithstanding the foregoing, and subject to the Purchaser’s obligations under the Distribution Agreement, the Purchaser shall not take any action with the primary intent of frustrating, or avoiding or reducing the payment of, any of the Earnout Payments.

(e)                 Notice and Payment of Earnout Payments.

(i)                  Within 30 days after satisfaction of the OEM Earnout Conditions or the submission for the EU MDR Certification, as applicable, the Purchaser shall provide notice to the Seller that the OEM Earnout or the Transfer Earnout, as applicable, has been achieved.

(ii)                If the Seller believes that the OEM Earnout Conditions have been satisfied or the EU MDR Certification has been appropriately submitted, then the Seller shall promptly deliver written notice (a “Dispute Notice”) thereof, in reasonable detail, to Purchaser. During the 30 days following the delivery of a Dispute Notice, Purchaser and Seller shall attempt in good faith to resolve any such dispute. If the parties do not reach an agreement with respect to any dispute relating to any such matter within 30 days after a Dispute Notice is delivered to Purchaser by Seller, then either party shall have the right to pursue applicable legal remedies in accordance with the provisions of Section 9.10.

(iii)              Within 30 days following the delivery by the Purchaser to the Seller of written notice that the OEM Earnout Conditions have been satisfied or the EU MDR Certification submission has been made, the Purchaser shall pay to the Seller, as applicable, (i) the OEM Earnout or (ii) the Transfer Earnout, in each case by wire transfer of immediately available funds (less any applicable amounts offset in accordance with Section 5.3(g)). If the OEM Earnout or Transfer Earnout is paid prior to the occurrence of the Second Closing and the Escrow Termination Date, the Purchaser shall deduct an amount equal to 8% of the OEM Earnout or Transfer Earnout (such deducted amount, the “Earnout Escrow Amount”), as applicable, from such payment and deposit the Earnout Escrow Amount into the Escrow Account in accordance with the Escrow Agreement. Such Earnout Escrow Amount will be released together with other remaining amounts in the Escrow Account promptly following the Escrow Termination Date, subject to Section 5.3(g) and the terms and conditions of the Escrow Agreement.

(iv)               No later than 60 days after the end of each Net Sales Earnout Period, the Purchaser shall provide the Seller with a report (including reasonable supporting documentation) calculating Net Sales for the applicable Net Sales Earnout Period (each, a “Net Sales Report”), which shall identify the total amount of any deductions made pursuant to the definition of Net Sales herein, as described in Section 1.8(c) and payable with respect to the applicable Net Sales Earnout Period. For the avoidance of doubt, the Net Sales Report will not include a break-out of the deductions by type, but it will show gross sales, deductions (in total), and net sales and will be pulled directly from Purchaser’s accounting system.

(v)                With respect to each calendar quarter during the relevant Net Sales Earnout Period, the Purchaser shall furnish the Seller with a report within 20 calendar days after the end of such quarter, providing the Purchaser’s good faith calculation of Net Sales accrued during such calendar quarter, provided that the calendar quarter shall align with the Purchaser’s fiscal month end. The report will be unaudited and subject to adjustments that may not be captured until the Purchaser’s following fiscal quarter end. The calculation will show Net Sales by month but will not include a breakout of units, products, or detail of the deductions to Net Sales.

(vi)               If the Seller in good faith believes that a Net Sales Report is inaccurate in whole or in part, it shall deliver a written notice to the Purchaser within 30 days after delivery to the Seller of a Net Sales Report (such 30-day period, the “Examination Notice Period”), that it intends to perform an examination of the books and records relating to such Net Sales. Such examination shall commence not earlier than 30 days following written notice from the Seller, and the Purchaser shall permit the applicable books and records relating to such Net Sales to be examined by an independent accounting firm selected by the Seller and reasonably acceptable to the Purchaser (an “Accounting Firm”) for the purpose of verifying the applicable Net Sales Report. Such examination may not be performed more frequently than once in any 12-month period and not more than once with respect to records covering any specific Net Sales Earnout Period. Any such examination shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of such Net Sales Report. Such examination shall be at the expense of the Seller, provided that if such examination reveals a misstatement of five percent or more of Net Sales reported by the Purchaser for the period audited, then such expense will be borne by the Purchaser. The determination of such Accounting Firm (absent manifest error) shall be final and conclusive upon the parties.

(vii)             From the Closing until six months following the end of Net Sales Earnout Period 4, the Purchaser shall keep complete, true and accurate books and records relating to Net Sales prepared in accordance with standard accounting procedures and in accordance with GAAP.

(viii)           Within 30 days following (x) the expiration of the Examination Notice Period, (y) Seller’s notification to Purchaser in writing that it will not be requesting an audit with respect to the applicable Net Sales Report pursuant to Section 1.8(e)(vi), or (z) the Accounting Firm’s notification of the results of its audit under Section 1.8(e)(vi), as applicable, Purchaser shall pay to Seller the Net Sales Earnout by wire transfer of immediately available funds (less any applicable amounts offset in accordance with Section 5.3(g)).

(ix)               Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser fails to timely pay any Earnout Payment in accordance with this Section 1.8(e), then the applicable Earnout Payment shall bear interest on a daily basis, from and including the date by which such Earnout Payment should have been paid in accordance with this Section 1.8(e) until (but excluding) the date the payment is debited from Purchaser’s bank account, at a rate per annum equal to the then-prevailing prime rate published by the Wall Street Journal.

(f)                  The Purchaser shall not sell, assign, transfer or license to a non-Affiliate any of the Assets, which, for greater certainty, shall be deemed to include any sale, assignment, transfer or license of all or substantially all of the Purchaser’s and any of its Affiliates’ right, title and interest in and to any Seller Product (each, a “Product Sale”), unless, such transferee is reasonably acceptable to Seller and, as a condition to such Product Sale, (i) the applicable Person shall assume in writing all obligations set forth in the Transaction Documents with respect to such Assets, including the obligation to pay the Earnout Payments to the extent not previously paid to the Seller, and (ii) prior to or simultaneously with the consummation of such Product Sale, (A) the transferee delivers to the Seller an instrument of assumption, reasonably acceptable to the Seller, effecting the agreement, assumption and succession described in the foregoing clause (i), and (B) the Purchaser pays or causes to be paid to the Seller all Earnout Payments that have become due and payable under this Agreement prior to such consummation of such Product Sale. Following the consummation of any such Product Sale effected in accordance with this Section 1.8(f), the Purchaser shall be secondarily liable for any obligations under this Section 1.8 with respect to the Assets that are the subject of such Product Sale. Notwithstanding anything in this Agreement to the contrary, any purported Product Sale in contravention of this Section 1.8(f) shall be null and void and the Purchaser shall remain solely liable for all obligations under this Section 1.8 with respect to any Assets that are the subject of such Product Sale.

1.9                Tax Treatment; Purchase Price Allocation.

(a)                 The Purchase Price (including any assumption of Liabilities that is treated as purchase price for tax purposes) will be allocated among the Assets in accordance with Section 1060 of the Code, as provided in this Section 1.9. The Seller shall prepare an allocation (“Tax Allocation”) among the Assets transferred in the First Closing within ninety (90) days after the First Closing, and provide such allocation to the Purchaser. Within 20 days after the Seller has provided the Tax Allocation to the Purchaser, Purchaser may provide comments on the Tax Allocation. Seller shall provide an updated Tax Allocation within 90 days after the Second Closing to reflect the final asset values as of the date of the applicable Closing, and after each Net Sales Earnout payment, the OEM Earnout payment and the Transfer Earnout payment. Within 20 days after Seller has provided each revised Tax Allocation to Purchaser, Purchaser may provide comments on the revised Tax Allocation. If Purchaser timely provides comments on any of the foregoing Tax Allocations, then in the event of a disagreement among the parties on the Tax Allocation, such disagreement shall be submitted to a nationally recognized accounting firm mutually agreed upon by the parties, whose costs shall be borne equally by the parties, and whose decision as to the proper Tax Allocation shall be rendered within 30 days and binding on the parties. The parties agree to be bound by the Tax Allocation, as finalized pursuant to the foregoing sections, for all Tax and accounting purposes, and shall not take any position in any Tax Return, before any Government Entity, or in any other forum that is inconsistent with such Tax Allocation, except pursuant to a final “Determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign Law).

(b)                For U.S. federal, state and local tax purposes, the parties hereto agree to treat the (i) First Closing Purchase Price, the Net Sales Earnout payment and the OEM Earnout payment as consideration for assets transferred on the First Closing, (ii) the Second Closing Purchase Price as consideration for the assets transferred on the Second Closing Date, and (iii) a portion of the Transfer Earnout payment as consideration for the services related to obtaining the EU MDR Certification, which portion shall be equal to the cost to the Seller of providing such services as reasonably determined by the Seller, and the remainder of the Transfer Earnout payment as (x) consideration for the acquisition of related benefits and rights qualifying as Section 197 intangibles, and (y) consideration for the assets to be transferred on the Second Closing Date; the apportionment between clauses (x) and (y) shall be reasonably agreed by the Purchaser and the Seller in accordance with the principles set forth in Section 1.9(a) (including the dispute resolution provisions thereof).

1.10             Post-Closing Cooperation. If the consent of any Person is necessary for the sale, transfer or assignment of any Asset to the Purchaser hereunder and such consent is not obtained as of the applicable Closing or if such assignment is not permitted irrespective of consent, then (a) any sale, transfer or assignment of such Asset shall not be effective unless and until such consent reasonably acceptable to the Purchaser has been obtained, and such Asset will be withheld from the sale pursuant to this Agreement, and (b) the Purchaser and the Seller will cooperate (each at their own expense) following the applicable Closing Date to obtain any such consent, including through any reasonable arrangement designed to provide the Purchaser with the rights, benefits and Assumed Liabilities under or associated with any such Asset, including enforcement (at Purchaser’s cost, expense and Liability and subject to the Seller having received, to its reasonable satisfaction, assurances (including in by way of indemnities, etc.) that Purchaser will be able to comply with such obligations) for the benefit of the Purchaser of any and all rights of the Seller against any other party arising out of any breach or cancellation of any contract by such other party and, if requested by the Purchaser, acting as an agent on behalf of the Purchaser or as the Purchaser may otherwise reasonably require.

1.11             Post-Closing Transition.

(a)                 Subject to the terms of the Transaction Documents, the Seller may continue to sell the Seller Products in the Seller’s sole and absolute discretion from the First Closing until such time as the Purchaser commences sales of the Seller Products under the Distribution Agreement, and the Purchaser shall cooperate with Seller and take any further action (including the execution and delivery of such further instruments and documents) as is necessary to allow the Seller to: (i) continue to manufacture and sell the Seller Products until such time; and (ii) if upon such time the Seller remains obligated to sell any Seller Products under open product orders or tenders, fulfill such orders or tenders, including additional “last time buy” orders or tenders submitted to Seller in connection therewith.

(b)                From the First Closing Date until the Second Closing Date, all First Closing Assets that are tangible Assets will continue to be located at Seller’s facilities and be available for use by Seller pursuant to this Section 1.11 and pursuant to the Distribution Agreement. Purchaser agrees to assume responsibility for, and pay all expenses in connection with, transporting and relocating those tangible Assets which at the Second Closing are located at Seller’s facilities. Such removal shall be completed within 90 days after the Second Closing Date. Seller agrees to give Purchaser, its agents and employees access to such facilities at reasonable times and upon reasonable notice, and reasonable assistance for purposes of removing such tangible Assets. Seller shall have no liability to Purchaser in connection with the removal from such facilities of such tangible Assets after the Second Closing, and risk of loss with respect to such tangible Assets shall pass to Purchaser on the Second Closing. Purchaser shall be responsible for the costs of repairing any damage to such facilities resulting from the removal of such tangible Assets therefrom.

(c)                 To the extent any insurance and warranty proceeds described in Section 1.1(f) are received after the First Closing Date and before the Second Closing Date, the Purchaser (or the Seller on behalf of the Purchaser) will exercise the Purchaser’s rights to such proceeds and use such proceeds to repair or replace the Assets to the extent such Assets are used by the Seller pursuant to its rights or obligations hereunder or under the Transition Services Agreement or the Distribution Agreement, as applicable.

(d)                The Seller shall continue to be designated the manufacturer of record of the Seller Products until the Second Closing, at which point such designation shall be transferred to the Purchaser in accordance with applicable Law.

1.12             Withholding Tax. The Purchaser shall be entitled to deduct and withhold from any payment under this Agreement all Taxes that the Purchaser is required to deduct and withholding under any Tax Laws. The Purchaser shall cooperate with the Seller’s reasonable efforts to reduce or eliminate any such withholding, including by requesting any necessary Tax forms, including IRS Form W-9, or any similar information. All such withheld amounts timely and properly remitted to the applicable Government Entity shall be treated as delivered to the Seller hereunder.

Article II
Closing Conditions

2.1                Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to be completed on the First Closing Date and Second Closing Date, as applicable, is subject to the satisfaction, prior to or on the applicable Closing Date, of each of the following conditions (for avoidance of doubt, if a condition does not specify the applicable Closing Date, such condition will be deemed to apply to both the First Closing and Second Closing to the extent applicable to such Closing Date):

(a)                 Representations and Warranties. Each of the representations and warranties made by the Seller will be accurate and correct in all material respects (except that any such representation and warranty that is qualified by materiality, Material Adverse Effect, or similar phrases will be true and correct in all respects) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)                Compliance with Covenants, Obligations and Agreements. The Seller will have performed and complied in all material respects with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Seller on or prior to the Closing Date.

(c)                 Bring Down Certificate. The Seller will have delivered to the Purchaser a certificate signed by the Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 2.1(a) and Section 2.1(b) have been satisfied.

(d)                No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto will have been issued and remain in effect and no action will have been taken, and no statute, rule or regulation will have been enacted, by any Government Entity that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e)                 Governmental Approvals. Any required waiting periods (including extensions thereof) under applicable Antitrust Laws (including the HSR Act, if applicable) in respect of the transactions contemplated by this Agreement shall have expired or been terminated, and any other consent of a Government Entity in respect of Antitrust Laws shall have been obtained.

(f)                  Consents. The Seller will have obtained and delivered to the Purchaser the consents set forth on Section 3.10(c) of the Seller Disclosure Schedule.

(g)                Material Adverse Effect. No Material Adverse Effect will have occurred since the date of this Agreement that is then continuing.

(h)                Release of Liens. The Seller will have obtained releases of all Liens (except for Permitted Liens) on the Assets to be transferred at such Closing, including, but not limited to, those set forth on Section 3.7 of the Seller Disclosure Schedule. The Seller will deliver such payoff letters, discharges of such Liens (except for Permitted Liens), releases of guarantees and other releases as are reasonably requested by the Purchaser.

(i)                  Financing. All closing conditions to a refinancing of Seller’s existing credit facilities providing the Seller with at least $30.0 million of available borrowing shall have been satisfied or waived by the parties thereto, other than (x) the completion of the First Closing and (y) any other conditions that, by their nature, are to be satisfied or waived concurrently with or immediately following the First Closing.

(j)                  Closing Documents. At the applicable Closing, the Seller will deliver, or cause to be delivered, to the Purchaser all of the following documents:

(i)                  at each Closing, a certificate from the Secretary of the Seller certifying as to correct and complete copies of (A) the Seller’s Organizational Documents and (B) resolutions of the board of directors of the Seller authorizing the execution and delivery of this Agreement and the other documents to which the Seller will be a party and the taking of any and all actions reasonably necessary to consummate the transactions contemplated herein and therein;

(ii)                at each Closing, a certificate issued by the Secretary of State of the State of Delaware, as of a date within five days of the Closing, as to the good standing of the Seller, as of a date reasonably acceptable to the Purchaser;

(iii)              at the First Closing, the Escrow Agreement executed by the Seller and the Escrow Agent;

(iv)               at each Closing, a bill of sale and assignment and assumption agreement (to the extent applicable) for the assignment of the First Closing Assets or Second Closing Assets, as applicable, and the assignment and assumption of the applicable Assumed Liabilities (the “Assignment Agreement”), in form and substance mutually acceptable to the parties, executed by the Seller;

(v)                at the First Closing, an assignment of all of the Transferred Intellectual Property set forth on Schedule 1.1(a) (the “IP Assignment”), in form and substance mutually acceptable to the parties, executed by the Seller;

(vi)               at the First Closing, a license agreement (the “License Agreement”) pursuant to which (A) the Seller shall grant to the Purchaser a perpetual, non-exclusive, fully paid, royalty-free, license to use certain Retained Seller Intellectual Property in the Field of Use (as defined therein) and (B) the Purchaser shall grant back to the Seller a non-exclusive, fully paid, royalty-free, license to use the Transferred Intellectual Property, in each case upon and subject to the terms and conditions provided therein and in the form attached as Exhibit A, executed by the Seller;

(vii)             at the First Closing, a transition services agreement (the “Transition Services Agreement”), in the form attached as Exhibit B, executed by the Seller;

(viii)           at the First Closing, a quality agreement (the “Quality Agreement”), in the form attached as Exhibit C, executed by the Seller;

(ix)               at the First Closing, a distribution agreement (the “Distribution Agreement”), in the form attached as Exhibit D, executed by the Seller;

(x)                at the First Closing, a development agreement (the “Development Agreement”), in form and substance mutually acceptable to the parties, acting reasonably, executed by the Seller.

2.2                Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement on the First Closing Date and Second Closing Date, as applicable, is subject to the satisfaction, prior to or on the applicable Closing Date, of each of the following conditions (for avoidance of doubt, if a condition does not specify the applicable Closing Date, such condition will be deemed to apply to both the First Closing and Second Closing):

(a)                 Representations and Warranties. Each of the representations and warranties made by the Purchaser will be accurate and correct in all material respects (except that any such representation and warranty that is qualified by materiality, Material Adverse Effect, or similar phrases will be true and correct in all respects) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b)                Compliance with Covenants, Obligations and Agreements. The Purchaser will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)                 Bring Down Certificate. The Purchaser will have delivered to the Seller a certificate signed by an officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied.

(d)                No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto will have been issued and remain in effect and no action will have been taken, and no statute, rule or regulation will have been enacted, by any Government Entity that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e)                 Governmental Approvals. Any required waiting periods (including extensions thereof) under applicable Antitrust Laws (including the HSR Act, if applicable) in respect of the transactions contemplated by this Agreement shall have expired or been terminated, and any other consent of a Government Entity in respect of Antitrust Laws shall have been obtained.

(f)                  Closing Documents. At the applicable Closing, the Purchaser will have delivered to the Seller all of the following documents:

(i)                  at each Closing, a certificate from the Secretary of the Purchaser certifying as to correct and complete copies of (A) the Purchaser’s Organizational Documents and (B) resolutions of the board of directors of the Purchaser authorizing the execution and delivery of this Agreement and the other documents to which the Purchaser will be a party and the taking of any and all actions reasonably necessary to consummate the transactions contemplated herein and therein;

(ii)                at each Closing, a certificate issued by the Secretary of State of the State of Minnesota, as of a date within five (5) days of the Closing, as to the good standing of the Purchaser;

(iii)              at the First Closing, the Escrow Agreement executed by the Purchaser and the Escrow Agent;

(iv)               at each Closing, the applicable Assignment Agreement, in form and substance mutually acceptable to the parties, executed by the Purchaser;

(v)                at the First Closing, the IP Assignment, in form and substance mutually acceptable to the parties, executed by the Purchaser;

(vi)               at the First Closing, the License Agreement, in the form attached as Exhibit A, executed by the Purchaser;

(vii)             at the First Closing, the Transition Services Agreement, in the form attached as Exhibit B, executed by the Purchaser;

(viii)           at the First Closing, the Quality Agreement, in the form attached as Exhibit C, executed by the Purchaser;

(ix)               at the First Closing, the Distribution Agreement, in the form attached as Exhibit D, executed by the Purchaser; and

(x)                at the First Closing, the Development Agreement, in form and substance mutually acceptable to the parties, acting reasonably, executed by the Purchaser.

Article III
Representations and Warranties of the Seller

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows (for purposes of this Agreement as it applies to the Second Closing, as used in this Article III: (i) “Assets” refers solely to the Second Closing Assets; (ii) “Transferred Intellectual Property” refers solely to the Second Closing Transferred Intellectual Property; and (iii) “Purchased Equipment” refers solely to the Second Closing Purchased Equipment):

3.1                Organization and Qualification. The Seller is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. The Seller has all the requisite power, authority and capacity to own, lease and operate the Assets and to carry on the Business in all material respects. The Seller is qualified as a foreign corporation and is in good standing in all jurisdictions where the conduct of the Business or the ownership of the Assets requires such qualification, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has delivered to the Purchaser complete and correct copies of its Organizational Documents now in effect.

3.2                Power and Authority; Enforceability. The Seller has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the Seller of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Seller. This Agreement and each of the other Transaction Documents to which it is a party, as applicable, has been duly executed and delivered by the Seller and such Transaction Documents constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

3.3                No Conflict. Neither the execution and delivery of the Transaction Documents nor the performance of the provisions hereof or the transactions contemplated hereby will (a) violate or conflict with the Seller’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Government Entity, domestic or foreign, that is applicable to the Seller; or (c) except as set forth on Section 3.3 of the Seller Disclosure Schedule, result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Seller is a party or by which any of its properties or assets may be bound or affected, with such exceptions, in the case of the foregoing clause (b) and (c), as would not have, individually or in the aggregate, a Material Adverse Effect.

3.4                Governmental Authorization. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article IV, the execution, delivery or performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Government Entity, other than (i) compliance with any applicable securities laws; or (ii) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Government Entities as set forth in Section 3.4 of the Seller Disclosure Schedule, except where the existence of and failure to perform such actions would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.5                Financial Statements.

(a)                 As of the First Closing Date, the Seller SEC Reports contain an audited balance sheet as of December 31, 2021 and the audited income statement and statements of cash flows and stockholders’ equity for the fiscal year ended December 31, 2021. The foregoing financial statements, together with any other audited or unaudited balance sheet, income statement and statements of cash flows and stockholders’ equity included in the Seller SEC Reports as of each of the First Closing Date and Second Closing Date, as applicable, are collectively referred to as the “Financial Statements.”

(b)                The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly in all material respects the financial condition and operating results of the Business as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments in the case of interim financial statements. The Seller maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.

(c)                 Except for Excluded Liabilities or as would not be material to the Assets, Seller has no Liabilities, Indebtedness or obligations with respect to the Business expect those (i) disclosed, reflected or reserved against on the Financial Statements, (ii) incurred after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, or (iii) that would constitute Permitted Liens.

3.6                Absence of Certain Developments. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, (other than actions and conduct relating to the transactions contemplated by this Agreement) since the date of the Most Recent Balance Sheet:

(a)                 the Seller has conducted the Business only in the Ordinary Course of Business or as otherwise permitted pursuant to Section 6.9, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)                there has not been any action taken by the Seller that, if taken during the period from the date of this Agreement through the First Closing Date or the Second Closing Date, as applicable, without the Purchaser’s consent, would constitute a breach of Section 6.9.

3.7                Title to Tangible Assets. As of the date hereof and the First Closing Date, the Seller owns (subject only to the matters permitted by the following sentence) all of the First Closing Purchased Equipment (except for Assets held under capital leases disclosed on Section 3.7 of the Seller Disclosure Schedule), and as of the Second Closing Date, the Seller owns all of the Second Closing Purchased Equipment. Except as disclosed on Section 3.7 of the Seller Disclosure Schedule, all First Closing Assets are free and clear of all Liens other than Permitted Liens. At each of the First Closing and the Second Closing, the Purchaser will receive good title to the First Closing Assets and Second Closing Assets, respectively, free and clear of all Liens other than Permitted Liens.

3.8                Sufficiency. The Purchased Equipment constitutes all of the manufacturing equipment necessary to conduct the Business as presently conducted by the Seller. As of the date hereof and as of the First Closing Date, the First Closing Purchased Equipment is in good operating condition, ordinary wear and tear excepted, and, to the Knowledge of the Seller, is sufficient for the continued manufacturing of the Seller Products by or on behalf of the Purchaser after the First Closing Date in substantially the same manner as conducted by the Seller prior to the First Closing Date. As of the Second Closing Date, the Second Closing Purchased Equipment is in good operating condition, ordinary wear and tear excepted.

3.9                Tax Matters.

(a)                 The Seller has timely filed all income and other material Tax Returns that it was required to file with respect to the Business or the ownership of the Assets. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws. All income and other material Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) with respect to the Business or the ownership of the Assets on or prior to the Closing Date have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return (other than any automatic extension for which approval of a Government Entity is not required) with respect to the Business or the ownership of the Assets. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. With respect to the Business or the ownership of the Assets, the Seller has not waived any statute of limitations in respect of Taxes nor has agreed to nor is subject to any extension of time with respect to a Tax assessment or deficiency, which are still outstanding, and which would be binding on the Purchaser after the Closing.

(b)                There is no dispute or claim concerning any Tax Liability of the Seller (i) with respect to the Business or the ownership of the Assets claimed or raised in writing by any Government Entity or (ii) as to which the Seller has Knowledge.

(c)                 The Seller is not a “foreign person” within the meeting of Section 1445 of the Code.

(d)                None of the Assets being transferred to the Purchaser hereunder is a “United States real property interest” within the meaning of Section 897(c) of the Code.

3.10             Material Contracts.

(a)                 Section 3.10(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Material Contracts.

(b)                (i) The Seller has performed all obligations required to be performed by it to date under the Purchased Contracts, (ii) there are no defaults, to the Knowledge of the Seller, by any other party thereto, and (iii) no event has occurred (or failed to occur) that with the passing of time or the giving of notice or both would constitute a default by the Seller under any such Purchased Contract, including the consummation of the transactions contemplated by this Agreement.

(c)                 Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule, no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Government Entity in order to preserve for the Purchaser the benefits of the Purchased Contracts after the consummation of the transactions contemplated by this Agreement.

(d)                Except as permitted pursuant to Section 6.9, each Purchased Contract is in full force and effect and constitutes a legal, valid, binding agreement of the Seller and, to the Seller’s Knowledge, of each other party thereto, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(e)                 The Purchaser has been supplied with a true and correct copy of all written Contracts required to be disclosed on Section 3.10(a) of the Seller Disclosure Schedule or copies of the applicable form Contracts disclosed on Section 3.10(a) of the Seller Disclosure Schedule (to the extent customers have executed a form Contract), together with all amendments, waivers or other changes thereto.

3.11             Intellectual Property.

(a)                 Section 3.11(a) of the Seller Disclosure Schedule lists (i) all Registered Transferred Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Registered Transferred Intellectual Property has been issued or registered, and the registration, patent or serial number, and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending or, to the Knowledge of the Seller, asserted with respect to any Registered Transferred Intellectual Property (other than ordinary course patent and trademark office proceedings and actions).

(b)                To the Knowledge of the Seller, the Seller owns or possesses sufficient rights to all Intellectual Property used in or necessary for the operation of the Business as presently conducted by the Seller, including the Intellectual Property to enable Seller to manufacture and sell the Seller Products; provided that, nothing in this sentence shall be construed as a representation or warranty of any subject matter addressed in Section 3.11(d). The Seller is (or as of the applicable Closing will be) the sole and exclusive owner of all Transferred Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Seller has all rights necessary to grant the licenses granted to the Purchaser as set forth in the License Agreement and the grant of such licenses do not conflict with any other rights or obligations of Seller or its Affiliates. Except as listed in Section 3.11(b) of the Seller Disclosure Schedule, the Seller has not granted to any third party any license rights with respect to any Transferred Intellectual Property. The Seller has received no written notice from any third party challenging the validity, enforceability or ownership of any Transferred Intellectual Property, nor is the Seller a party to any proceeding relating to any such challenge. To the Knowledge of the Seller, each issued patent and registered trademark included in the Registered Transferred Intellectual Property is valid, subsisting and enforceable.

(c)                 All Seller Registered Intellectual Property within the Transferred Intellectual Property is in full force and effect or, with respect to applications, pending and all actions required to keep such registrations pending or in effect, including payment of filing, examination, annuity, registration and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, if and as applicable, have been taken.

(d)                To the Knowledge of the Seller, the operation of the Business, including the sale and use of the Seller Products, does not infringe or misappropriate any valid and enforceable Intellectual Property of any Person or constitute unfair competition or unfair trade practices under the laws of any jurisdiction in any material respect.

(e)                 The Seller has not received any written notice from any Person, and, to the Knowledge of the Seller, there is no assertion or threat from any Person, that the operation of Business, or any of the Seller Products, infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(f)                  To the Knowledge of the Seller, no Person is infringing or misappropriating any Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business. The Seller has not brought and has not been a party to any arbitrations or other adversarial proceedings with respect to the Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business against any Person.

(g)                The Seller has taken reasonable steps to protect the Seller’s rights in the Seller’s confidential information and trade secrets within the Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business. The Seller has secured, and has a policy to secure, written confidentiality agreements and assignments of Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business from all consultants, contractors, employees, and customers who contribute or have contributed materially to the creation, conception, reduction to practice or other development of any Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business developed on behalf of the Seller. Without limitation, Seller has secured written and executed assignments of all Intellectual Property within the Transferred Intellectual Property, or any material Retained Seller Intellectual Property that relates to the Business, developed by Mr. James Hassett. No current or former partner, director, stockholder, officer or employee of Seller will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Transferred Intellectual Property or any material Retained Seller Intellectual Property that relates to the Business.

(h)                The Seller is not a party to any judgment, order, writ, injunction or decree of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator (other than ordinary course patent and trademark office proceedings and actions), which restricts or impairs the use of any of the Transferred Intellectual Property in any material respect. No Transferred Intellectual Property was developed using any federal or university funding, resources or staff, and no Government Entity or university has any rights to any Transferred Intellectual Property.

(i)                  To the Knowledge of the Seller, no software used by the Seller internally in the Business or in a Seller Product is or has become subject to open source license obligations that would obligate the Seller to disclose, make available, offer or deliver any portion of the source code of any such software to any third party.

3.12             Litigation. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, there are no material actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Seller, threatened against the Seller at law or in equity, or before or by any Government Entity, with respect to the Transferred Intellectual Property, Business or the Seller Products.

3.13             Brokerage and Finder’s Fees. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, the Seller has not incurred and will not incur any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

3.14             Insurance. The Seller is insured by insurers unaffiliated with the Seller with respect to the Assets in such amounts and against such risks that are appropriate and customary for the Business with customary deductibles and retained amounts and which insurance policies are set forth on Section 3.14 of the Seller Disclosure Schedule. With respect to each such insurance policy (a) the policy is legal, valid, binding and in full force and effect; and (b) the Seller is not in default in any material respect under the respective policy. Except as listed on Section 3.14 of the Seller Disclosure Schedule, there are no claims by the Seller pending under any such policies and the Seller has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims.

3.15             Compliance with Laws; Permits.

(a)                 Since December 31, 2019, the Seller (i) has conducted, and is conducting, the Business in material compliance with all applicable Laws and (ii) has not received any notice or other written communication from any Government Entity or other Person alleging any noncompliance by Seller with any applicable Law in connection with the operation of the Business. The Seller has not conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any director, shareholders or other equity holder, officer or employee or concerning any actual or alleged fraud.

(b)                The Seller holds all material permits, approvals, registrations, licenses, certificates, accreditations and other authorizations in each case granted by Government Entities (the “Permits”) required for the conduct of the Business or ownership and use of the Assets as conducted as of the date hereof and all such Permits are set forth on Section 3.15(b) of the Seller Disclosure Schedule. The Seller has materially complied with and is in material compliance with the terms and conditions of such Permits and such Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Seller has taken all reasonable action to maintain such Permits. No loss or expiration of any such Permit is pending to which the Seller has received notice or, to the Seller’s Knowledge, threatened other than expiration in accordance with the terms thereof, as of the date hereof. Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, the Permits owned or used by the Seller as of the date hereof will be available for use by the Purchaser on the same terms and conditions immediately subsequent to the Second Closing.

3.16             Customers and Suppliers. Section 3.16 of the Seller Disclosure Schedule sets forth a list of the top 10 customers with respect to the Business and the top 10 suppliers of components of the Seller Products for the fiscal year ended December 31, 2021. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, during the 180-day period ending on the date hereof, the Seller has not received any notice from any customer or supplier listed on Section 3.16 of the Seller Disclosure Schedule to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). During the 180-day period ending on the date hereof, the Seller has not received notice and has no Knowledge that (a) any customer or customers which, individually or in the aggregate, account for more than five percent (5%) of the Seller’s revenue from the Seller Products has determined to stop or materially decrease the rate of business done with the Business, or (b) any supplier or suppliers which, individually or in the aggregate, account for more than five percent (5%) of the dollar amount of payments made by the Business has determined to stop or materially decrease the rate of business done with the Seller.

3.17             Warranties; Products. Section 3.17 of the Seller Disclosure Schedule sets forth a description of all product or service warranties and guarantees given by the Seller to any customer in connection with the Seller Products. Each of the Seller Products developed, sold or distributed by the Seller meets, and at all times has met, in all material respect, all standards for quality and workmanship prescribed by Law or applicable Contracts, and have been labeled in accordance with all Laws. Except as described on Section 3.17 of the Seller Disclosure Schedule, (a) no claims have been made under the product or service warranties or guarantees of the Seller in respect of the Seller Products within the last three (3) years (other than claims cured or otherwise resolved pursuant to a no-charge product replacement), and (b) there have not been any mandatory or voluntary product recalls or withdrawals with respect to any Seller Product.

3.18             Indebtedness. Section 3.18 of the Seller Disclosure Schedule lists (a) all Indebtedness of the Seller with respect to the Business, and the outstanding balance thereof (which includes amounts for assets under capital leases as determined in accordance with GAAP, whether or not properly reported on the Seller’s financial statements); (b) all obligations of others guaranteed by the Seller; and (c) all Indebtedness secured by any Assets.

3.19             Environmental Matters. (a) The Seller is and has been in compliance in all material respects with all Environmental Laws in respect of the Business; (b) the Seller has not received any notice from a Government Entity alleging that the Seller, in its operation of the Business, is not in compliance with applicable Environmental Laws; (c) the Seller has obtained and is in compliance in all material respects with all Permits that are required pursuant to Environmental Laws for the operation of the Business; (d) the Seller has not received any order, notice, or other communication regarding any actual or alleged violations of or any Liabilities or potential Liabilities or corrective, investigatory or remedial obligations arising under Environmental Laws with respect to the Business; (e) there are no pending or, to the Knowledge of the Seller, threatened, claims, Liens, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law relating to the operation of the Business; and (f) the Seller has delivered to the Purchaser true and complete copies of all environmental reports and audits in Seller’s possession materially bearing on the operation of the Business.

3.20             Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Seller, or its Affiliates.

3.21             Global Trade Laws.

(a)                 Neither the Seller, its officers, directors or employees, nor, to the Knowledge of Seller, any Person acting on behalf of the Seller has: (i) violated any applicable Global Trade Laws in respect of the Business; or (ii) engaged in any transaction or dealing, directly or indirectly, with any Sanctioned Country or Restricted Party.

(b)                Neither the Seller, its officers, directors or employees, nor any Person acting on behalf of the Seller, has: (i) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Government Entity with respect to any alleged act or omission arising under or relating to any potential noncompliance with Global Trade Laws in respect of the Business; or (ii) been the subject of any pending or, to the Seller’s Knowledge, threatened investigation, inquiry or enforcement proceedings for violations of Global Trade Laws or received any notice, request, or citation for any actual or potential noncompliance with any Global Trade Laws, in all cases in respect of the Business.

(c)                 Neither the Seller, nor any of its officers, directors or employees, is: (i) a Restricted Party; (ii) located, organized or resident in a Sanctioned Country; (iii) included in the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the date of this Agreement, can be searched at the internet website of http://exclusions.oig.hhs.gov; or (iv) listed as excluded on the list maintained by the United States General Services Administration which, as of the date of this Agreement, can be searched at the internet website of System for Award Management https://www.sam.gov.

3.22             Regulatory Matters.

(a)                 Except as set forth on Section 3.22(a) of the Seller Disclosure Schedule and solely with respect to the Business, since December 31, 2020, the Seller has not had any product or manufacturing site subject to a Government Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Government Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of the Seller, requests or requirements to make changes to the Seller Products that would reasonably be expected to result in a material liability to the Seller or any voluntary or involuntary recall of any Seller Products, or similar written correspondence or written notice from the FDA or other Government Entity in respect of the Business and alleging or asserting noncompliance with any applicable Laws or Permits, and, to the Knowledge of the Seller, neither the FDA nor any Government Entity has threatened such action.

(b)                All preclinical and clinical trials being conducted by or on behalf of the Seller that have been submitted to any Government Entity for marketing clearance or approval in respect of the Seller Products, including the FDA and its counterparts worldwide, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Law. The regulatory data, clinical data and other technical information, including any design history files and any data bases incorporating any such data and information, related to the Seller Products (“Regulatory Data”), and required to be maintained pursuant to applicable Law, is full and complete in all material respects and nothing in such Regulatory Data is false or misleading in any material respect. All regulatory filings in respect of the Seller Products, including, but not limited to, all information about any product adverse effect medical device reports, in the possession or control of the Seller have been made available to the Purchaser.

(c)                 The Seller has delivered or made available to Purchaser complete and accurate written documentation of the regulatory processes and procedures used or necessary to manufacture the Seller Products. The manufacture of the Seller Products by the Seller has been conducted in compliance in all material respects with all applicable Laws including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the applicable respective counterparts thereof promulgated by Government Entities in countries outside the United States in which the Seller Products have been sold.

(d)                The Seller, and its respective officers and directors and, to the Knowledge of the Seller, each of its distributors, agents and consultants, are, and has been since December 31, 2020, in material compliance with federal or state criminal or civil Laws in respect of the Business, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), Federal False Claims (31 U.S.C. § 3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq., and any comparable state or local laws) and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). The Seller is not the subject of any pending or, to the Knowledge of the Seller, threatened investigation in respect of the Seller Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. There is no proceeding or, to the Knowledge of the Seller, threatened proceeding, in respect of the Business, that could reasonably be expected to result in its exclusion from participation in any Program or other third-party payment programs in which the Seller participates in respect of the Business. In addition, and without limiting the foregoing, the Seller is, and has been since December 31, 2020, in compliance in all material respects (as it relates to the Business) with any applicable federal, state, local, foreign, criminal or civil Laws that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to payments made to healthcare professionals, (ii) limit the payments that may be provided to healthcare professionals, or (iii) require certain payments provided to healthcare professionals to be reported or disclosed.

3.23             Unlawful Payments.

(a)                 Neither the Seller nor any of its officers and directors, nor to the Knowledge of the Seller, any of its employees, representatives, agents, consultants, or distributors, has, as it relates to the Business, directly or indirectly: (i) used any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) used any funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the US Travel Act, 18 U.S.C. § 1952, (C) any applicable Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic government official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; or (vi) otherwise taken any action that has caused, or would reasonably be expected to cause the Seller to be in violation of any applicable Anti-Bribery Law.

(b)                There is no proceeding pending or, to the Knowledge of the Seller, threatened, against the Seller, that could reasonably be expected to result in any material liability on the part of the Seller under any Anti-Bribery Laws to which it is subject and is in respect of the Business. The Seller (and any of its respective directors, officers, executives, employees, agents, distributors, consultants or other representatives) is not party to or otherwise subject to the terms of any Corporate Integrity Agreement, Non-prosecution Agreement, Deferred Prosecution Agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such proceeding.

3.24             Information Technology Systems.

(a)                 The software used by the Seller in the Business is substantially free of any material defects, material bugs, and material errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Contaminants”).

(b)                The computer, information technology and data processing systems, facilities and services used by the Seller in the Business, including all software, hardware, networks, communications facilities, platforms and related systems and services used by the Seller in the Business (collectively, the “Systems”), are sufficient for the existing needs of the Business. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business as currently conducted. The Seller has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. Except as set forth in Section 3.24, from and after the Closing, the Purchaser will continue to have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Seller would have had and been able to exercise had this Agreement and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the associated transaction not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller would otherwise have been required to pay.

(c)                 Since December 31, 2020, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in the operation of the Business. The Seller makes back-up copies of data and information critical to the conduct of the Business.

3.25             Privacy and Security.

(a)                 The Seller has made available or delivered to the Purchaser true and correct copies of all material terms and conditions, terms of service, and privacy notices or similar policies that relate to the privacy, security, or Processing of Personal Information by the Seller in the Business and, to the Knowledge of the Seller, none of those documents contain any representations or statements that are or were inaccurate, misleading, unfair, or deceptive when made.

(b)                To the Knowledge of the Seller, the Seller, with respect to the Business and each Seller Product, has always been and is currently in compliance with all applicable Privacy Laws and the Seller’s Personal Information Obligations in all material respects, including, without limitation, as may relate to the privacy, security, and Processing of Personal Information relating to clinical trial participants, patients, and end users of the Seller Products. The Seller has not received any written notice from any Person (including any Government Entity) with respect to any non-compliance with any Privacy Laws or the Seller’s Personal Information Obligations, in each case with respect to the Business.

(c)                 To the Knowledge of the Seller, with respect to the Business, no Personal Information has ever been disclosed by the Seller or transferred from the Seller to any Person or to any jurisdiction in any material respect, except (A) where the Seller had all necessary rights, authorizations, permissions, or consents to do so, or (B) where such disclosure or transfer was permitted by applicable Privacy Laws.

(d)                To the Knowledge of the Seller, neither the execution nor delivery of this Agreement, the transactions contemplated hereby, the performance of the Seller’s obligations hereunder, nor the transfer of any Personal Information to the Purchaser will violate any Privacy Laws or the Seller’s Personal Information Obligations in any material respect or require notice to or consent from any Person for continued Processing of Personal Information in any material respect. To the Knowledge of the Seller, the Seller has all material appropriate authorizations, consents, certifications, and rights to Process any Personal Information in the manner in which the Seller has Processed such information with respect to the Business, to continue Processing Personal Information in the same manner after Closing with respect to the Business, and to transfer Personal Information to the Purchaser as contemplated in this Agreement. To the Knowledge of the Seller, the Seller has retained the records of such authorizations or consents with respect to the Business as may be required by applicable Laws.

(e)                 The Seller has established and implemented commercially reasonable policies, procedures, and safeguards, consistent with industry standards and any applicable Privacy Laws, to protect the confidentiality, integrity, operation, and security of the material IT Systems used by the Seller (and the information stored or processed on those IT Systems), including against any unauthorized Processing, or any interruption, corruption or vulnerability.

(f)                  Except as would not be material to the Seller, to the Knowledge of the Seller, neither the Seller with respect to the Business, nor any Person who Processes Personal Information on behalf of the Seller with respect to the Business, has experienced any loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, or breach of the privacy or security of any Personal Information in the Seller’s possession, custody, or control, or that is processed on its behalf.

3.26             Related Party Transactions. The Seller is not currently a party to any Related Party Transaction affecting any of the Assets in any material respect or as to which the Assets are bound.

3.27             Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, the Seller is not making any other representations or warranties in this Agreement, express or implied, with respect to the Business, the Seller Products or the Assets. The Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Seller or its Affiliates. Notwithstanding the foregoing, neither the above nor anything else in this Agreement shall be interpreted to waive any rights that Purchaser has with respect to recovery for any fraud or intentional misrepresentation by the Seller, or any Person authorized to act on behalf of the Seller, in connection with the making of the representations and warranties in this Agreement.

Article IV
Representations and Warranties of the Purchaser

As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller as follows:

4.1                Organization. The Purchaser is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota. The Purchaser possesses all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects.

4.2                Power and Authority; Enforceability. The Purchaser has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by the Purchaser and this Agreement and such Transaction Documents constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

4.3                No Conflicts. Neither the execution and delivery of the Transaction Documents nor the performance of the provisions hereof or the transactions contemplated hereby will (a) conflict with or violate any provision of the Purchaser’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Government Entity, domestic or foreign, that is applicable to the Purchaser; or (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other Government Entity or other Person or entity under, the provisions of any applicable Law, judgment, order or decree, except as obtained by the Purchaser in advance of the Closing, with such exceptions, in the case of each of the foregoing clauses (b) and (c), as would not have, individually or in the aggregate, a material adverse effect on the Purchaser or the transactions contemplated hereunder.

4.4                Financing. The Purchaser has, and will have at each applicable Closing, and at the time of payment of each Earnout Payment according to the terms of this Agreement, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the applicable portion of the Purchase Price, the Earnout Payments, and any other amounts to be paid by it hereunder. The Purchaser acknowledges and agrees that the Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to the Purchaser and that it is not a condition to any of its obligations under this Agreement that the Purchaser obtains financing for the transactions contemplated by this Agreement.

4.5                Brokerage and Finder’s Fees. The Purchaser has not incurred any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Article V
Indemnification

5.1                Indemnification by the Seller. Subject to the terms and conditions of this Article V, the Seller will indemnify, defend, and hold harmless the Purchaser and its officers, managers, directors, employees, members, shareholders, representatives and successors and assigns (the “Purchaser Indemnified Parties”) from, against and with respect to, and will compensate and reimburse the Purchaser and the Purchaser Indemnified Parties for, any claim, Liability, obligation, loss, damage, assessment, judgment, cost, and expense (including, without limitation, reasonable attorney’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, “Damages”), arising out of:

(a)                 any inaccuracy in any representation or warranty of the Seller contained in this Agreement, as given by the Seller in connection with the sale and purchase of the First Closing Assets consummated at the First Closing, or the sale and purchase of the Second Closing Assets consummated at the Second Closing;

(b)                any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement, or condition to be performed or observed by it under this Agreement;

(c)                 the Excluded Liabilities;

(d)                any Taxes with respect to the operation of the Business by the Seller prior to the First Closing Date or Second Closing Date, as applicable, to the extent such Taxes relate to the Seller’s operation of the Business or use or ownership of the Assets on or prior to the applicable Closing Date;

(e)                 any unpaid transaction expenses of the Seller; or

(f)                  any unpaid Indebtedness of the Seller.

5.2                Indemnification by the Purchaser. The Purchaser will indemnify, defend, and hold harmless the Seller from, against and with respect to any Damages, arising out of: (a) any inaccuracy in any representation or warranty of the Purchaser contained in this Agreement; (b) any failure by the Purchaser to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by it under this Agreement; (c) any Assumed Liability; and (d) any unpaid transaction expenses of the Purchaser.

5.3                Limitations.

(a)                 The representations and warranties in this Agreement will survive the applicable Closing as provided herein. Except as set forth in Section 5.3(b) below, (i) the representations and warranties (and related indemnification rights and obligations) as they relate to the sale and purchase of the First Closing Assets will survive for a period of 18 months after the First Closing; and (ii) the representations and warranties (and related indemnification rights and obligations) as they relate to the sale and purchase of the Second Closing Assets will survive for a period of 18 months after the Second Closing. Notice of a potential claim for indemnification pursuant to Section 5.1(a) or Section 5.2(a) (other than claims relating to Fundamental Reps or Specified IP Reps) must be delivered hereunder on or prior to the 18-month anniversary of the applicable Closing Date. Notwithstanding the above, any potential claim for indemnification under Sections 5.1 or 5.2 described in a notice delivered in accordance with this Article V prior to the expiration of the applicable survival period (together with the representations and warranties relating to the subject matter of such claim) will survive until such matter is resolved.

(b)                Claims relating to or arising out of inaccuracies or breach in any representation or warranty in: (i) Sections 3.1 (Organization and Qualification), 3.2 (Power and Authority; Enforceability), 3.3 (No Conflict), 3.7 (Title to Tangible Assets), 3.13 (Brokerage and Finder’s Fees), 4.1 (Organization), 4.2 (Power and Authority; Enforceability), 4.3 (No Conflicts) and 4.5 (Brokerage and Finder’s Fees) will survive indefinitely, and (ii) Section 3.9 (Tax Matters) will survive for the applicable statute of limitations (after giving effect to any extensions or waivers thereof or indefinitely, to the extent no applicable statute of limitations exists) plus 30 days (but no less than five years from the applicable Closing Date) (collectively the Sections referenced in (i) and (ii) above, the “Fundamental Reps”). Claims relating to or arising out of inaccuracies or breach in any representation or warranty in the first, second and third sentences of Section 3.11(b) (Intellectual Property) will survive for a period of four years after the First Closing (the “Specified IP Reps”). In addition, if notice of a violation or breach of any specified representation or warranty is given to the party charged with such violation or breach during the period provided for in Sections 5.3(a) or 5.3(b), such representation or warranty will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto) or otherwise. All covenants and agreements that by their terms contemplate performance after a Closing Date will survive the applicable Closing indefinitely, unless specified otherwise by their terms.

(c)                 Notwithstanding the foregoing, the Seller will not be obligated to indemnify and hold the Purchaser or a Purchaser Indemnified Party harmless for a claim pursuant to Section 5.1(a) (other than with respect to Fundamental Reps) for such Damages unless and until the aggregate amount of Damages incurred by the Purchaser or a Purchaser Indemnified Party exceeds (i) 0.5% of the First Closing Purchase Price (the “Deductible”), after which the Seller will be required to indemnify and hold the Purchaser and the Purchaser Indemnified Parties harmless for all Damages in excess of the applicable Deductible, but subject to the Cap (as hereinafter defined). The maximum aggregate liability of the Seller for all claims made pursuant to Section 5.1(a) will not exceed an amount equal to 8% of the Purchase Price paid hereunder (the “Cap”). Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 5.3(c) do not apply to Damages relating to or arising out of any claims for breaches of Fundamental Reps.

(d)                Notwithstanding anything to the contrary herein, no limitations on liability set forth in this Article V (including, but not limited to, the Deductible and the Cap) will apply with respect to claims based on fraud or intentional misrepresentation or indemnification claims brought under Sections 5.1(b)-(f) or Sections 5.2(b)-(d).

(e)                 The rights to indemnification set forth in this Article V shall not be affected by any investigation conducted by or on behalf of any Purchaser Indemnified Party or any knowledge acquired (or capable of being acquired) by any Purchaser Indemnified Party, whether before or after the date hereof or the applicable Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

(f)                  Notwithstanding anything to the contrary herein, for the purposes of determining the existence of any breach of a representation, warranty, covenant or agreement made by the Seller or the Purchaser or for the purposes of determining Damages, each representation, warranty, covenant and agreement made by the Seller and the Purchaser will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement; provided, however, that neither the Seller nor the Purchaser shall have any liability for Damages pursuant to Section 5.1(a) or Section 5.2(a), as applicable, unless and until the Damages relating to a claim or a series of claims arising from the same or substantially similar facts or circumstances (other than any claim for fraud, intentional misrepresentation or willful misconduct) exceed $50,000, and in each case subject to the Deductible.

(g)                The Purchaser will have the right to offset any indemnifiable Damages against the Escrow Amount, the Earnout Payments and, in the case of indemnifiable Damages incurred prior to the Second Closing, the Second Closing Purchase Price, subject to the applicable limitations set forth in this Article V (but only to the extent the indemnifiable Damages exceed the Escrow Amount), in each case on a dollar-for-dollar basis; provided however that Purchaser shall seek recourse for all such indemnifiable Damages as follows: (i) first, the Escrow Amount; (ii) second, the Earnout Payments; and (iii) third, the Purchase Price. The Escrow Amount shall be used solely to secure the indemnification obligations of the Seller pursuant to Section 5.1. Promptly following the Escrow Termination Date, in accordance with the Escrow Agreement, Purchaser shall cause the balance of the Escrow Amount less any amount that is the subject of any unsatisfied claims notified to the Seller on or prior to the Escrow Termination Date to be released by the Escrow Agent to the Seller.

(h)                Notwithstanding anything to the contrary contained herein, (i) the amount of any Damages subject to recovery under this Article V shall be calculated net of any amounts recovered by an Indemnitee with respect to such Damages pursuant to any indemnification by or indemnification agreement with any third party or under applicable insurance policies, and (ii) an Indemnitee shall not be entitled to recover any Damages pursuant to this Article V to the extent that it has not reasonably mitigated such Damages to the extent required by applicable law. If the amount to be netted hereunder from any payment required under this Article V is determined after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article V, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Article V had such determination been made at the time of such payment.

(i)                  Each Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable pursuant to this Article V; provided, however, that the foregoing shall not require the Indemnitee to seek such recovery under insurance or otherwise prior to making a claim for indemnification under this Article V.

5.4                Notice and Right to Defend. Promptly after becoming aware of a third party claim as to which indemnity may be sought pursuant to this Article V, the party or parties seeking indemnification (the “Indemnitee”) will notify the other party or parties (the “Indemnitor”) of such claim. The Indemnitee’s failure or delay in providing the notice will not relieve the Indemnitor of its obligations under this Article V except to the extent that the Indemnitor is materially prejudiced as a result thereof. Unless the Indemnitor notifies the Indemnitee that the Indemnitor elects to assume the defense or the settlement of such claim (such notice to be given as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than ten (10) days following the notice to the Indemnitor), the Indemnitee will have the exclusive right to defend, settle, or pay such claim. The Indemnitee will not be liable to the Indemnitor for any legal or other expense incurred by the Indemnitor in connection with any such defense or settlement undertaken by the Indemnitor. If the Indemnitor assumes the defense, the Indemnitor will not agree to any settlement, compromise or discharge of a third-party claim without the Indemnitee’s prior written consent (not to be unreasonably withheld). If the Indemnitor has assumed the defense or settlement of such claim, the Indemnitee will have the right to employ its own counsel, at its own expense. If, in good faith, the Indemnitee concludes that there are specific defenses available to it that are different from or additional to those available to the Indemnitor, that such claim may have a material adverse effect upon the Indemnitee with respect to matters beyond the scope of the indemnities under this Article V, a court of competent jurisdiction rules that the Indemnitor has failed or is failing to prosecute or defend such claim, the claim seeks damages other than monetary damages, or the claim would reasonably be expected to materially and adversely impact a material relationship between the Purchaser and any customer or supplier, the Indemnitee will have the right to direct the defense of any such claim at the expense of the Indemnitor (but subject to the limitations in this Article V). The defending party in any event will (a) settle or defend such claim with reasonable diligence; (b) cooperate with the other parties in the investigation and analysis of such claim or proceeding; (c) afford the other parties reasonable access to such relevant information as it may have in its possession; and (d) keep the other parties reasonably informed regarding such claim and any related proceedings.

5.5                Types of Damages Recoverable. Notwithstanding any provision herein, neither Seller nor Purchaser, nor any of their respective Affiliates, shall in any event be liable for any punitive, special, trebled or exemplary damages in connection with any damages arising hereunder, in each case except on account of any indemnity obligation set forth in this Article V to the extent such damages are actually awarded to a third party in connection with a claim subject to indemnification under this Article V. Notwithstanding anything in this Agreement to the contrary, except in the event of fraud or a claim arising under Sections 5.1(b) through 5.1(f), either party’s aggregate liability under this Article V shall in no event exceed the Purchase Price.

5.6                Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article VI
Covenants

6.1                General. In case at any time after the First Closing or the Second Closing, as the case may be, any further action is necessary to carry out the purposes of this Agreement with respect to such Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under Article V). From and after the First Closing, the Seller will provide the Purchaser with reasonable access to all of the Seller’s documents, books, records (including Tax records), agreements, and financial data of any sort to the extent related to the Seller Products (but not any Excluded Assets or Excluded Liability); provided that (a) any investigation pursuant to this Section 6.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or any of its Affiliates; and (b) the Purchaser shall not have access to any information to the extent disclosure to Purchaser would violate applicable Law or would reasonably be expected to subject the Seller or its Affiliates to risk of Liability.

6.2                Confidentiality; Public Disclosure.

(a)                 The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or, prior to the Second Closing, in the Ordinary Course of Business, and, following the Second Closing, deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in such party’s possession, except Seller may keep copies of such information solely to the extent contemplated by this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller may disclose such Confidential Information to the extent necessary to comply with any such request or requirement; provided that the Seller will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Agreement and the transactions contemplated hereby for Tax reporting, legal advice and other similar purposes, and until the Second Closing, Seller may, subject to the terms of this Agreement, continue to disclose or use Confidential Information in the Ordinary Course of Business.

(b)                Neither the Seller nor the Purchaser shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable Law or stock exchange rule (in which case such party shall use reasonable best efforts to advise and provide the other party with a copy of the proposed disclosure prior to making the disclosure).

6.3                Non-Competition by the Seller.

(a)                 Noncompetition. From the First Closing until the earlier of: (i) the date falling one year after the Second Closing; (ii) the fifth anniversary of the First Closing; or (iii) the date this Agreement is terminated (the “Restricted Period”), the Seller will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, be employed by, or guarantee the obligations of any Person engaged in the development, manufacture, sale, marketing or distribution of any transeptal puncture device outside of the use and promotion of the AcQGuide MAX Steerable Sheath (collectively, a “Competing Business”), provided, however, that (x) the Seller may collectively purchase or otherwise acquire up to (but not more than) five percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, (y) the restrictions in this Section 6.3(a) shall not apply to the activities of the Seller to the extent such activities are performed prior to the satisfaction of the OEM Earnout Conditions in the Ordinary Course of Business, in connection with the Transition Services Agreement, the Distribution Agreement or in connection with the operations of the Seller (other than the Business) as of the date of this Agreement and (z) the restrictions set forth in this Section 6.3(a) shall not apply with respect to any Person that becomes an Affiliate of the Seller, or is a successor entity of Seller, after the date of this Agreement as a result of, or in connection with, a Permitted Change of Control, if such Person’s annual revenues from a Competing Business prior to the Permitted Change of Control exceeded $5,000,000 as of its most recent fiscal year-end (such Person being a “Permitted Successor”), provided that if such Person is not a Permitted Successor, the restrictions set forth in this Section 6.3(a) shall apply with respect to such Person, but the Restricted Period shall, for the purposes of the application of this Section 6.3(a) to such Person, begin on the First Closing and expire on the earlier of (A) the fifth anniversary of the First Closing, (B) the second anniversary of the satisfaction of the OEM Earnout Conditions or (C) the date this Agreement is terminated, and further provided that if such Person thereafter engages in a Competing Business, the Purchaser’s obligations under Section 1.8(c) to pay future Net Sales Earnouts (including if already earned but not yet paid) shall automatically and immediately terminate, and further provided, that in the event of a Permitted Change of Control (whether or not with a Permitted Successor) and for a period of 5 years thereafter, the Person that becomes an Affiliate of the Seller, or is a successor entity of Seller, shall not permit any of the employees of the Seller listed on Schedule 6.3(a) to be involved in any way with a Competing Business conducted by such Person.

(b)                Nonsolicitation. During the Restricted Period, the Seller will not, directly or indirectly:

(i)                  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Purchaser or its Affiliates to cease doing business with such parties; or

(ii)                cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Seller at any time on or prior to the applicable Closing Date to cease doing business with the Purchaser

For the avoidance of doubt, the restrictions set forth in this Section 6.3(b) shall not apply with respect to any business of the Seller or Purchaser other than the development, manufacture, sale, marketing or distribution of transeptal puncture devices.

(c)                 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.3 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Seller acknowledges this Section 6.3 is reasonable and necessary to protect and preserve the Purchaser’s and its Affiliates legitimate business interests.

(d)                Enforcement of Covenant. The parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.3 is an inadequate remedy and that the Seller will not challenge the enforceability or reasonableness of the covenants set forth in this Section 6.3. In recognition of the irreparable harm that a violation by the Seller of any of the covenants, agreements or obligations arising under this Section 6.3 would cause the Purchaser or its Affiliates, the Seller agrees that in addition to any other remedies or relief afforded by law, the Purchaser may seek an injunction against an actual or threatened violation or violations by the Seller without posting a bond or other security. In the event of an action to enforce the covenants in this Section 6.3, the Purchaser will be entitled to be reimbursed for actual attorney’s fees incurred by such party with respect to such action. The Seller acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in Section 9.9 with respect to this Section 6.3. In the event that the Seller violates any provisions of this Section 6.3, the period of the violation will be added to the restricted period set forth in such section with regard to the Seller.

6.4                Tax Matters

(a)                 Transfer Taxes. The Purchaser and the Seller will each be responsible for fifty percent (50%) of all stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such Taxes and fees relating thereto (including any penalties, interest and additions to such Taxes) incurred in connection with this Agreement (“Transfer Taxes”). All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable law, and the non-filing party shall reimburse the filing party for its portion of Transfer Taxes within five days of receipt of notice that the filing party has paid such Transfer Taxes.

(b)                Tax Returns. The Seller will be responsible for the preparation and filing of all Tax Returns of the Seller (including Tax Returns required to be filed after the First Closing Date or Second Closing Date, as applicable) to the extent such Tax Returns include or relate to the Seller’s operation of the Business or use or ownership of the Assets on or prior to the applicable Closing Date. The Purchaser will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to the Purchaser’s ownership or use of the Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the applicable Closing Date.

(c)                 Straddle Periods. In the case of any taxable period that includes (but does not end on) a Closing Date (a “Straddle Period”), any real or personal property or transfer or similar taxes attributable to the Assets (a “Straddle Period Tax”) shall be prorated between the Purchaser and the Seller on a per diem basis by taking the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the applicable Closing Date and the denominator of which is the number of days in such Straddle Period. The party required by law to pay any such Straddle Period Tax shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the filing party hereunder, such filing party shall provide the other party with notice of payment, and within five (5) days of receipt of such notice of payment, the non-filing party shall reimburse the filing party for the non-filing party’s share of such Straddle Period Taxes.

6.5                Post-Closing Reconciliation of Accounts. The Seller will cause any payments received by the Seller after the First Closing Date and Second Closing Date with respect to the First Closing Assets and Second Closing Assets, respectively, that are First Closing Assets or Second Closing Assets, as the case may be, to be promptly delivered to the Purchaser.

6.6                Dissolution. The Seller and the Purchaser will not voluntarily file a Certificate of Dissolution with the State of Delaware or the State of Minnesota, respectively, and the Seller and the Purchaser will use their commercially reasonable efforts to prevent their respective dissolution, until six years following the First Closing.

6.7                Efforts to Satisfy Closing Conditions. Subject to the terms and conditions hereof, each party will use its commercially reasonable efforts to cause the conditions in Article II to be satisfied and otherwise take such steps as may be required to consummate the Closings as promptly as practicable.

6.8             Required Consents; Antitrust Laws.

(a)                 Following the date hereof and until the applicable Closing Date, the Seller shall use commercially reasonable efforts to obtain (or to give, in the case of notices) any and all consents from (or to) third parties relating to the First Closing Assets or Second Closing Assets, as applicable, in each case that are required of the Seller in connection with the transactions contemplated by this Agreement, and any costs or expenses incurred by the Seller in connection with such consents shall be borne by the Seller; provided, however, that for the purposes of this Section 6.8(a), the term “commercially reasonable efforts” shall not include any obligation of the Seller to pay any amount to any third party in order to obtain any consent unless such amount has been previously agreed to by the Seller in any Contract with such third party. Notwithstanding the preceding sentence, consents of Government Entities, including clearances under applicable Antitrust Laws (but other than consents under or in respect of Contracts under which a Government Entity is a commercial counterparty to the Seller or its applicable subsidiary, which shall be governed by this Section 6.8(a)) shall instead be governed by Sections 6.8(b) through 6.8(e) below.

(b)                If required under applicable Law, each of the Seller and the Purchaser shall, as promptly as reasonably practicable, but in any event no later than 25 Business Days hereafter, prepare and file an appropriate notification and report form pursuant to the HSR Act. The Seller and the Purchaser shall thereafter comply, as promptly as reasonably practicable, with any request from a Government Entity for additional information and documents pursuant to the HSR Act and otherwise exercise their respective commercially reasonable efforts to seek the expiration but not the early termination of the applicable waiting period under the HSR Act. The Seller and the Purchaser shall reasonably cooperate to determine whether any consent of any Government Entity (other than under the HSR Act or as otherwise expressly addressed by this Agreement), is required or reasonably appropriate under applicable Law (including Antitrust Laws other than the HSR Act) in connection with the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the Seller and the Purchaser shall exercise their respective commercially reasonable efforts and reasonably cooperate with each other in complying with any such other consent requirements, including by preparing and submitting any required notifications or other filings as promptly as reasonably practicable.

(c)                 Neither Seller nor Purchaser shall agree to participate in any meeting or discussion with any Government Entity in respect of any consents of Government Entities (including under the HSR Act or other Antitrust Laws) unless it consults with the other such party in advance and, to the extent permitted by such Government Entity, gives the other such party the opportunity to attend and participate thereat.

(d)                Notwithstanding anything to the contrary, in connection with the HSR Act, other Antitrust Laws or other consents of Government Entities contemplated by Section 6.8(b) above, neither Purchaser nor any of its Affiliates shall be required to do or agree to do any of the following: (i) divest, license, dispose of or hold separate all or any portion of its assets or license any Intellectual Property to a third party, (ii) change any course of conduct regarding its future operations or otherwise limit its freedom of action with respect to its business and operations, (iii) institute, pursue or defend any Action, or appeal or resist the entry or seek the rescission or repeal of, any Governmental Order enjoining, prohibiting or restricting the transactions contemplated hereby, or (iv) take any other action that could, individually or taken together with all other such actions, reasonably be expected to be materially adverse to the business, operations, assets or financial condition of Purchaser or any of its Affiliates.

(e)                 Purchaser shall be solely responsible for the payment of any filing fees required in connection with the HSR Act, any other Antitrust Laws or any other filings with Government Entities contemplated by Section 6.8(b).

6.9                Pre-Closing Conduct of Business. Except (x) with the prior written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, (y) as required by applicable Laws or (z) as otherwise explicitly contemplated herein or by any Transaction Document, including as set forth in Schedule 6.9, during the period from the date of this Agreement until the earlier of the First Closing Date, the Second Closing Date or the date this Agreement is terminated (as applicable with respect to the First Closing Assets and the Second Closing Assets, respectively), the Seller shall conduct the Business in the Ordinary Course of Business in all material respects; provided that no action by the Seller with respect to any of the matters addressed by clauses (a) through (q) below shall be deemed a breach of the foregoing clause unless such action would constitute a breach of such clauses. Without limiting the foregoing, but subject to the foregoing proviso, during the period from the date of this Agreement until the earlier of the First Closing Date, the Second Closing Date or the date this Agreement is terminated (as applicable with respect to the First Closing Assets and the Second Closing Assets, respectively), the Seller will not (except as contemplated by this Agreement or any Transaction Document), without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

(a)                 fail to comply in any material respect with any applicable Laws governing the applicable Assets or the Business;

(b)                enter into any joint venture, partnership or profit-sharing arrangements in respect of the Business;

(c)                 create, extend, grant or issue any Lien (other than Permitted Liens) over any of the Assets;

(d)                except as required by applicable Law, amend, modify or terminate, other than by expiration of the term thereof, any of the Purchased Contracts, other than in the Ordinary Course of Business;

(e)                 enter into any new Contracts with respect to the Seller Products or the Business, with customers, distributors or agents, or otherwise enter into any Contract with respect to the Seller Products or the Business with a term of 6 months or longer, other than Contracts with suppliers in the Ordinary Course of Business;

(f)                  amend any pricing terms or offer discounts to any customers, distributors or agents;

(g)                sell, transfer or convey any of the Assets, or mortgage, pledge, or subject any Assets to any Liens, other than (i) in the Ordinary Course of Business, (ii) pursuant to existing contracts or commitments, (iii) as required by applicable Law or (iv) in connection with a Permitted Change of Control;

(h)                abandon or fail to maintain (or keep in force, pending, or in effect) any Transferred Intellectual Property, other than in the Ordinary Course of Business;

(i)                  enter into any Contract pursuant to which the Seller is licensing, sublicensing or otherwise granting rights to a third party with respect to any Transferred Intellectual Property, other than in the Ordinary Course of Business;

(j)                  sell, assign, transfer abandon or permit to lapse any Permits;

(k)                commence any litigation or settle or compromise any pending or threatened litigation which would result in any additional Assumed Liabilities or which would materially impair or result in material restrictions on the Business or the Assets;

(l)                  incur Indebtedness secured by the Assets;

(m)               change its policies or practices with regard to cash management, collection of receivables, payment of payables, or maintenance of inventory, pricing and credit, as each relates to the Business;

(n)                allow any of the Seller’s insurance in respect of the Business to lapse or do anything to make any policy of insurance void or voidable (other than in connection with obtaining substantially equivalent insurance or insurance with greater coverage);

(o)                dissolve or liquidate the Business, cease to operate the Business, or complete any restructuring, recapitalization or other material reorganization of the Seller that adversely effects the rights and obligations of the Purchaser under this Agreement in any material respect; provided that, for clarity, this subsection shall not apply to any Permitted Change of Control;

(p)                take any action with the knowledge and purpose that such action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the closing conditions under Article II not be satisfied; or

(q)                agree to take any of the actions prohibited in the foregoing clauses (a) through (p);

6.10          Pre-Closing Access; Financial Information. From the date of this Agreement until the earlier of the Second Closing Date or the date this Agreement is terminated, the Seller will give the Purchaser and the Purchaser’s representatives, upon reasonable notice, reasonable access during normal business hours to the Seller’s facilities and information related to the Business, and will make the relevant officers and employees of the Seller available to the Purchaser and its representatives as the Purchaser and its representatives may from time to time reasonably request. In addition, from the First Closing Date until the earlier of the Second Closing Date or the date this Agreement is terminated, the Seller will provide the Purchaser with monthly rolling 4-month liquidity forecasts. Notwithstanding the foregoing, the Seller shall not be required to disclose any information if such disclosure will contravene any applicable Law, violate a contractual obligation to any third party or adversely affect the attorney-client privilege between the Seller and its counsel; provided, however, that the Seller shall use commercially reasonable efforts to seek and obtain a waiver of any such third party contractual obligations that will be violated by such disclosure. All information obtained by the Purchaser pursuant to this Section 6.10 shall be kept confidential in accordance with Section 6.2.

6.11             Supplemental Information. From the date of this Agreement until the earlier of the Second Closing Date or the date this Agreement is terminated, the Seller will promptly disclose in writing to the Purchaser any matter hereafter arising that (a) if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof or (b) constitutes a failure of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by them under this Agreement. Notwithstanding the foregoing, no notice under this Section 6.11 will be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining (i) the satisfaction of the conditions set forth in Article II, (ii) a party’s right to indemnification pursuant to Article V, or (iii) a party’s right to terminate this Agreement pursuant to Article VII, except, in each case, to the extent such disclosure (x) describes additional Contracts, agreements or arrangements that have been entered into, actions taken or the occurrence of any event in the ordinary course of the Seller’s business or is otherwise in compliance with the Seller’s obligations under Article VI or (y) such Contracts, agreements, arrangements, actions or events do not, individually or in the aggregate, constitute a Material Adverse Effect. Prior to the Second Closing Date, the Seller will deliver to the Purchaser updates to those Schedules called for in Article I which are required to be delivered in connection with the Second Closing and the Seller Disclosure Schedule, which updates will be acceptable to the Purchaser in the Purchaser’s reasonable discretion; provided, that no updates to the Schedules under Article III or the Seller Disclosure Schedule shall be deemed to cure any breach of any representation or warranty to be made as of the Second Closing unless the Purchaser specifically agrees thereto in writing, except to the extent such disclosure (i) describes additional Contracts, agreements or arrangements that have been entered into, actions taken or the occurrence of any event that is in compliance with the Seller’s obligations under Article VI or which has otherwise been taken at the instruction of, or has been consented to, by the Purchaser or (ii) such Contracts, agreements, arrangements, actions or events do not, individually or in the aggregate, constitute a Material Adverse Effect.

6.12             Exclusivity. From the date of this Agreement until the earlier of the Second Closing Date or the date this Agreement is terminated, neither the Seller nor any of its directors, managers, officers, equityholders, representatives, agents or Affiliates will, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any Confidential Information to, or participate in any discussions or negotiations with, any Person (other than the Purchaser, its Affiliates and its directors, managers, officers, employees, representatives and agents) concerning (a) any direct or indirect sale of all or substantially all of the assets of the Business or (b) any direct or indirect purchase or other acquisition by any Person of all or any portion of the Assets other than inventory in the Ordinary Course of Business. From the date of this Agreement until the earlier of the Second Closing Date or the date this Agreement is terminated, the Seller will promptly advise the Purchaser of, and communicate to the Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received. For the avoidance of doubt, the restrictions set forth in this Section 6.12 shall not be deemed to restrict in any way the Seller’s ability to complete a Permitted Change of Control.

6.13             Seller Names and Marks. Except as expressly provided in the Transition Services Agreement and Distribution Agreement, as of and following the First Closing, the Purchaser shall, and shall cause its Affiliates to, (a) cease and discontinue any and all uses of Seller Names and Marks and (b) not hold itself out as having any affiliation with the Seller or any of its Affiliates.

6.14             EU MDR Certification. Following the First Closing and prior to submission by the Seller for EU MDR Certification, the Seller shall cause the submission package to undergo a customary review conducted by Verenex or another independent and mutually agreed upon and engaged third party regulatory consultant (with one-half of the cost of Verenex or such other consultant paid by the Seller and the other half of such cost paid by the Purchaser), and the Seller shall address any deficiencies identified in such review to the satisfaction of the consultant. Following submission and until the Second Closing Date, the Seller shall continue to pursue the EU MDR Certification at its own cost and expense.

Article VII
Termination

7.1             Termination. Subject to Section 7.2, this Agreement may be terminated at any time on or prior to the First Closing Date or Second Closing Date, as applicable:

(a)                 with the mutual written consent of the Purchaser and the Seller;

(b)                by either the Purchaser or the Seller if the First Closing will not have occurred within 120 days following the execution of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement will have been a cause of, or will have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                 by the Seller, if the Purchaser breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 2.2 and (ii) has not been or is incapable of being cured by the Purchaser within 30 days after its receipt of written notice thereof from the Seller; or

(d)                by the Purchaser, if the Seller breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 2.1 and (ii) has not been or is incapable of being cured by the Seller within 30 days after its receipt of written notice thereof from the Purchaser.

7.2                Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement will become void and of no effect with no liability on the part of any party except that termination will not relieve any party of any liability or damages resulting from any breach by that party of this Agreement; and provided, that if the First Closing has already occurred, this Agreement will only terminate with respect to the sale and purchase of the Second Closing Assets.

Article VIII
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Action” means a material legal or administrative claim, action, suit, complaint, charge, grievance, arbitration, audit, investigation, inquiry or other proceeding or any request to preserve information or any civil investigative demand received by Seller or any of their respective Affiliates relating to the potential violation of any Law in any material respect pending, or, to the Knowledge of Seller, threatened, against Seller in respect of the Assets or the Business.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act of 1914, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914 and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks in Minneapolis, Minnesota, Boston, Massachusetts and San Diego, California are authorized by applicable Law or executive orders to be closed.

“Change of Control” means an event that will be deemed to occur if any of the following occurs: (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Seller is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Seller, any subsidiary of the Seller, or any trustee or other fiduciary holding securities under an employee benefit plan of the Seller), (ii) the merger or consolidation of the Seller with or into another corporation where the shareholders of the Seller, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Seller immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Seller’s assets to an entity, other than a sale or disposition by the Seller of all or substantially all of the Seller’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Seller, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Seller, immediately prior to such sale or disposition.

“Closing” means, as applicable, the First Closing and the Second Closing.

“Closing Date” means, as applicable, the First Closing Date and the Second Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information with respect to the Business that the Seller treats as proprietary and that it does not in the Ordinary Course of Business disclose to any Person outside the Seller concerning the businesses and affairs of the Seller excluding any information that (a) was in the public domain at the time of disclosure; (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement; (c) is disclosed to the recipient by a third party not under an obligation of confidence; or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or associated epidemics, pandemics or disease outbreaks.

“Employee Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, (ii) employment, consulting, independent contractor, severance, termination indemnities, gratuities, change in control, transaction bonus, retention, stay, success or similar plan, Contract, program or policy or (iii) other plan, Contract, program or policy providing for compensation or benefits, including bonuses, commission, profit sharing, long-term incentive, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation or paid time off benefits, medical, dental, vision, prescription or life insurance, supplemental executive, retirement or pension benefits, split dollar life or other insurance (including any self-insured arrangement), disability or sick leave benefits, perquisites or fringe benefits, relocation or expatriate benefits, employee assistance program or postemployment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case (x) whether or not written and (y) other than any plan, agreement, program or policy that is sponsored or maintained by a Government Entity.

“Environmental Laws” means all Laws concerning pollution or protection of the environment and natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, control or cleanup of any hazardous materials, substances or wastes, pesticides, pollutants or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect and those assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment.

“Escrow Termination Date” means the date falling 18 months from the First Closing Date.

“EU MDR Certification” means all Laws applicable to the operation of the Business related to the research, investigation, development, manufacturing, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling, control, safety, efficacy, or reliability of the Seller Products, under the Medical Devices Regulation (EU) 2017/745, together with the rules and regulations promulgated and enforced by any Government Entity thereunder, and all comparable state, federal, or foreign Laws relating to any of the foregoing, including ISO 13485:2016.

“Excluded Contracts” means any Contract: (i) concerning a license for computer software and/or other Intellectual Property that is generally available to the public on non-discriminatory terms at a cost of not more than $50,000 in the aggregate; (ii) that is a standard non-disclosure or confidentiality arrangement entered into in the Ordinary Course of Business; (iii) concerning only a material transfer arrangement entered into in the Ordinary Course of Business that will not result in the creation of any Intellectual Property, owned by a third party, that covers access devices and transseptal tools; (iv) that has expired on its terms or been terminated, and with respect to which only customary confidentiality, indemnification and like obligations survive; (v) concerning a non-exclusive license entered into in the Ordinary Course of Business; or (vi) comprising a purchase order or associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” shall mean the U.S. Food & Drug Administration, or any successor agency thereto.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Global Trade Laws” means all import, customs, export control and economic sanctions Laws of the United States, the European Union and all other applicable jurisdictions, including, without limitation, (i) the U.S. Department of Commerce Bureau of Industry and Security’s Export Administration Regulations, 15 C.F.R. 730-774, and EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, (ii) the economic sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as set forth in 31 C.F.R. 500-598 and certain executive orders and economic sanctions regulations implemented by the European Council, and (iii) applicable Laws of the countries from which goods, software, technology, or technical data (collectively, “Goods”) are exported and to which Goods are imported, including rules regarding classifications, marking, packaging, and payments of tariffs and duties.

“Government Entity” means individually, and “Government Entities” means collectively, any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Governmental Order” means any temporary restraining orders or other orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written Contract, with any Government Entity against Seller with respect to the Business (i) asserting that it is not in compliance in a material respect with any applicable Laws or Governmental Order, (ii) restricting or disqualifying, or threatening to restrict or disqualify, in a material respect, the activities of the Business or (iii) to the Knowledge of Seller, that prohibits a director, officer, manager or employee of the Seller from engaging in or continuing any material service provided to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Seller or any of their subsidiaries); (c) all obligations of such Person that are not characterized as current liabilities under GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (e) all capital lease obligations of such Person determined in accordance with GAAP; (f) all obligations of such Person secured by a contractual lien; (g) all guarantees of such Person in connection with any of the foregoing; or (h) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including: (a) all United States, international and foreign patents and applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, continuations or continuations-in-part through one or more intervening applications, including any patent application or patent acquired through the result of prevailing in any interference proceeding (“Patents”); (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (e) all databases and data collections and all rights therein throughout the world; (f) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”); and (g) all domain names, uniform resource locators, and other names and locators associated with the internet.

“IT Systems” means the computer, information technology, and data processing systems and services used by the Seller, including software, servers, computers, workstations, networks, data communications lines, databases, websites, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by or licensed or leased to the Seller and used in the Business.

“Knowledge” shall mean, with respect to the Seller, the actual knowledge of Vince Burgess, David H. Roman, Thomas Esbeck, Rick Kimes or Steven McQuillan, and any successor to the positions or duties of such persons. Such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter or (b) would reasonably have been expected to become aware of that fact or matter following reasonable or due inquiry.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all costs and expenses relating thereto.

“Liens” means any charge, claim, community property interest, pledge, condition, equitable interest, lien, option, security interest, mortgage, deed of trust, easement, encroachment, right of way, right of first refusal, or restriction of any kind (including any restriction on use, voting, transfer, receipt of income, conditional sale or other title retention agreement, or exercise of any other attribute of ownership), any sale of receivables with recourse against the Seller, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person.

“Material Adverse Effect” means, with respect to the Business, any change, development or effect that, individually or in the aggregate, is or could reasonably be expected to have a material adverse effect on: (a) the business, results of operation or financial condition of the Business, considered as a whole; or (b) the Seller’s ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be deemed to be or constitute a “Material Adverse Effect” or be taken into account when determining whether there has been or will be a “Material Adverse Effect”: (i) general economic conditions in any of the markets or geographical areas in which the Seller operates; (ii) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Business operates; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iv) political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, as well as any pandemic (including COVID-19) and any Public Health Measures taken or issued in connection therewith; (vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) announcement or pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, producers, distributors, business partners or others having relationships with the Seller as a result thereof; and (ix) any actions taken or failure to take action, in each case, required by the terms of this Agreement; provided, however, that the exceptions set forth in clauses (i)-(vi) above shall not apply to the extent that the Business is disproportionately affected thereby relative to other Persons.

“Material Contract” means, as each relates primarily or exclusively to the Seller Products, but excluding any Employee Benefit Plans: (a) any Contract for the acquisition or sale of any securities or any substantial portion of the assets or business of the Seller to any other Person whether completed or pending; (b) any continuing Contract which requires the Seller to purchase materials, supplies, equipment, services or data involving in the case of any such Contract or agreement more than $75,000 over the remaining life of such Contract or $25,000 per annum; (c) any customer Contract with annual revenues in excess of $75,000; (d) any indenture, mortgage, note, loan agreement, equipment financing agreement, installment obligation, or other Contract, agreement or instrument relating to Indebtedness; (e) any Contract for capital expenditures with remaining obligations in excess of $75,000; (f) any Contract that contains non-competition, non-solicitation, or other similar provisions; (g) any confidentiality, secrecy, or non-disclosure agreement entered into outside the Ordinary Course of Business; (h) any Contract involving payments during a 12-month period of $75,000 or more, pursuant to which the Seller is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property; (i) any Contract involving a Related Party Transaction; (j) any Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person except Contracts containing standard indemnification provisions entered into in the Ordinary Course of Business; (k) any investment banking, placement, broker or substantially similar Contract; (l) any Contract with any Government Entity, other than a customer Contract or zoning or land use agreements entered into in the Ordinary Course of Business; (m) any sales representative, distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, alliance, joint venture, marketing or similar Contract of the Seller; (n) any Contract relating to the research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products or devices in development, or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of the Seller; or (o) any Seller IP Contract included in the Purchased Contracts; in each case (a)-(o) other than Excluded Contracts.

“Most Recent Balance Sheet” means either (i) the audited balance sheet of the Seller as of December 31, 2021, or (ii) the latest audited or unaudited balance sheet of the Seller that is included in the Seller SEC Reports as of the Second Closing Date.

“Net Sales” means, with respect to Seller Products, the gross amount invoiced in accordance with Purchaser’s revenue recognition policies for sales of such Seller Products by or on behalf of Purchaser (including, without limitation, sales of Seller Products pursuant to the Distribution Agreement) to a third party (including distributors, wholesalers and end users), less the following deductions accounted for in accordance with GAAP, consistently applied:

(a)                 sales returns and allowances actually paid, granted or accrued, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors;

(b)                credits or allowances given or made for rejection, recall, return or wastage replacement, or for rebates or retroactive price reductions;

(c)                 price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks);

(d)                amounts accrued for accounts receivable considered uncollectible in accordance with Purchaser’s accounting practices, consistently applied (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur);

(e)                 costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced;

(f)                  taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income), as adjusted for rebates and refunds, including excise taxes; and

(g)                the portion of administrative fees paid during the relevant time period to group purchasing organizations or healthcare benefit managers.

If any Seller Product is sold as part of a bundle or kit not all of which would be a Seller Product, then the invoiced price of the Seller Product shall be (A ÷ (A+B)) x C, where “A” is the Seller Product’s average selling price (net of Net Sales deductions) as a stand-alone product during the applicable period, “B” is the average selling price (net of net sales deductions) of other products in such bundle or kit during the applicable period and “C” is the actual selling price for such bundle or kit, in each case in the applicable country. For clarity, only the first sale of a particular unit of Seller Product by Purchaser, its affiliates (including the Seller) and/or any sub-licensees to a third party will be included in Net Sales, and any subsequent sale of such unit by the third-party purchaser will not be included in Net Sales. If the Seller Product is not sold as a stand-alone product in the applicable country, then the Purchaser shall calculate in good faith the invoiced price of the Seller Product, based on the Seller Product’s relative value in relation to the relative value of the bundle or kit.

With respect to any sale of any Seller Products in a given country for any consideration other than monetary consideration on arm’s length terms, for purposes of calculating Net Sales, such Seller Products shall be deemed to be sold exclusively for cash at the average sale price charged to third parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). Notwithstanding anything else in the Agreement, Net Sales shall be deemed to not include transfers or dispositions of any Seller Products in reasonable and customary quantities for clinical or non-clinical research or development purposes, for compassionate use, as samples or for bona fide charitable purposes, in each case, for consideration less than or equal to the fully burdened manufacturing cost of such Seller Product.

“Net Sales Earnout Period(s)” means the Net Sales Earnout Period 1, the Net Sales Earnout Period 2, the Net Sales Earnout Period 3, and the Net Sales Earnout Period 4, as applicable.

“Ordinary Course of Business” means the ordinary course of business of the Seller, consistent with past practice, including with regard to nature, frequency and magnitude (and including, for the avoidance of doubt, recent past practice (if any) in light of COVID-19 and Public Health Measures); provided that following the First Closing Date, “past practice” shall be deemed to include any activities by Seller that are not consistent with past practice but are consistent with Seller’s rights and obligations under the Transaction Documents, including without limitation Seller’s performance under the Distribution Agreement and the Transition Services Agreement.

“Organizational Documents” means the articles or certificate of formation or incorporation, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing documents of an entity.

“Permitted Change of Control” means a Change of Control in which the transferee, assignee or successor entity to Seller, as applicable, agrees to assume all of Seller’s rights and obligations under this Agreement and the other Transaction Documents to which it is a party pursuant to a written instrument acceptable to and delivered to Purchaser prior to or simultaneously with the consummation of such Change of Control; provided, that notwithstanding the foregoing, Seller shall continue to remain liable for all of its obligations and Liabilities arising under this Agreement.

“Permitted Lien” means Liens (a) for Taxes and other governmental charges and assessments that are not yet due and payable; (b) for easements, encumbrances and rights of way (whether or not recorded in the applicable land records) which, in the aggregate, do not have a Material Adverse Effect; (c) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (d) identified as Permitted Liens on Section 3.7 of the Seller Disclosure Schedule; or (e) expressly set forth in Material Contracts and Excluded Contracts.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity.

“Personal Information” means information, in any form, that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual. This includes, without limitation, information covered by any Laws relating to the security, privacy, or Processing of personal information in any form. It also includes, without limitation, financial, credit, medical or other information, such as name, address, telephone number, fax number, electronic mail address or other contact information, social security or insurance numbers, bank account number or credit card numbers, racial or ethnic origin, criminal offenses or any data that would identify any natural person.

“Personal Information Obligations” means, with respect to a Person, any of such Person’s policies or notices, terms of use, terms and conditions, Contracts, documents or representations to any other Persons (including any representations to employees, customers, clinical trial participants, or IRBs), and any applicable Laws, guidance, industry standards, or certifications regarding Processing of Personal Information, privacy, or data security.

“Privacy Laws” means mean all applicable Laws related to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the Processing of Personal Information, as applicable from time to time, including without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, as amended, and any related regulations; the Health Information Technology for Economic and Clinical Health Act, as amended, and any related regulations; the Regulation (EU) 2016/679 of the European Parliament and of the Council (General Data Protection Regulation) and any member state’s implementing legislation (including the equivalent Laws of Switzerland); the U.K. General Data Protection Regulation; the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, including any national’s implementing legislation), the Children’s Online Privacy Protection Act of 1998, as amended; the Financial Modernization Act (Graham-Leach-Bliley Act) of 2000, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Do-Not-Call Implementation Act of 2003, as amended; the CAN-SPAM Act of 2003, as amended; the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003); the U.S. Telephone Consumer Protection Act; the U.S. Telemarketing Sales Rule; Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues); the California Consumer Privacy Act of 2018, as amended from time to time (including through the California Privacy Rights Act of 2020) and implementing regulations; the California Internet of Things Security Law; the California Online Privacy Protection Act; the Virginia Consumer Data Privacy Act; the Standards for the Protection of Personal Information of Massachusetts Residents (201 CMR 17.00); and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities, such as, but not limited to, the Federal Trade Commission, Federal Communications Commission, applicable European Union data protection authorities, and applicable state Attorneys General or regulatory authorities.

“Process” or “Processing” as applied to Personal Information, means the collection, use, interception, alteration, modification, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, recording, organization, structuring, adaptation, retrieval, consultation, dissemination, making available, alignment or combination, restriction, erasure, or destruction of Personal Information, or other similar action performed with regard to Personal Information.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Government Entity, the Centers for Disease Control and Prevention, or the World Health Organization in connection with COVID-19 or any other epidemic or pandemic.

“Registered Intellectual Property” shall mean any and all of the following anywhere in the world: (a) patents and patent applications (including provisional applications); (b) registered trademarks and applications to register trademarks (including intent-to-use applications); (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Government Entity.

“Registered Transferred Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Seller included in the First Closing Transferred Intellectual Property.

“Related Party Transaction” means those transactions required to be disclosed under Items 404(a) and 404(b) of Regulation S-K of the General Rules and Regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Restricted Party” means (a) any entity or individual listed on (i) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls, the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (ii) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions, and (iii) any other restricted party lists maintained by any governmental or non-governmental entity or agency; or (b) any entity fifty percent (50%) or more owned (either individually or in the aggregate, directly or indirectly) by any Person or Persons described in clause (a).

“Sanctioned Country” means a country or territory which is itself the subject of any trade or economic sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Second Closing Purchase Price” means (a) $17,000,000 if the Second Closing Date falls less than fifteen (15) months from the First Closing Date and the Transfer Earnout has not been paid prior to such Second Closing Date; (b) $13,000,000 if the Second Closing Date occurs after fifteen (15) months have passed since the First Closing Date and the Transfer Earnout has not been paid prior to the Second Closing Date; or (c) $0 if the Transfer Earnout has been paid prior to the Second Closing Date.

“Seller Disclosure Schedule” means the Disclosure Schedule dated the date hereof relating to this Agreement that has been provided by the Seller to the Purchaser.

“Seller IP Contract” shall mean any Purchased Contract (other than Excluded Contracts) to which the Seller is a party and pursuant to which (a) the Seller has granted a license (including any sublicense) under Transferred Intellectual Property to any third Person, or any option with respect thereto, or (b) any third Person has granted a license (including any sublicense) to the Seller under any Intellectual Property related to the Business.

“Seller Names and Marks” means, except for the Transferred Trademarks, any and all (i) Trademarks of Seller or any of its Affiliates, including those set forth on Schedule 8.1 and (ii) any Trademarks derived from, confusingly similar to or including any of the foregoing.

“Seller Products” means the products of the Seller set forth on Schedule 8.2.

“Seller SEC Reports” means all forms, reports, schedules, statements and other documents filed by the Seller or any Affiliate thereof with the U.S. Securities and Exchange Commission.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction Documents” means and includes this Agreement, the Escrow Agreement, the Assignment Agreements, the IP Assignments, the License Agreement, the Transition Services Agreement, the Quality Agreement, the Distribution Agreement, the Development Agreement and such other agreements or certificates as are required to be, or may be, delivered hereunder or pursuant hereto.

Article IX
Miscellaneous

9.1                Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors shall be paid by the party incurring such expenses whether or not the Closings occur.

9.2                Remedies. The indemnification provisions contained in Article V shall be the sole and exclusive remedy of the parties hereto with respect to any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties hereto or any other provision of this Agreement, except (i) with respect to any equitable remedy to which such party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a party hereto that is to be performed subsequent to the First Closing Date or Second Closing Date, as applicable (and the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached), or (ii) with respect to a party hereto, a fraud with respect to this Agreement and the transactions contemplated hereunder. In furtherance of the foregoing, each party hereto, for itself and on behalf of its Affiliates, hereby waives, to the fullest extent permitted under applicable Law and except as otherwise specified in this Section 9.2 or Article V, any and all rights, claims and causes of action it may have against the other party hereto relating to the provisions of this Agreement, arising under or based upon any applicable Law.

9.3                Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Purchaser and the Seller. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement

9.4                Extension; Waiver. At any time prior to the applicable Effective Time, either party hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.5                Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that (i) the Seller shall have the right to assign this Agreement to a successor or Affiliate as a result of, or in connection with, a Permitted Change of Control, and (ii) the Purchaser shall have the right to assign this Agreement without consent to any Affiliate of the Purchaser, in which case the Purchaser will remain liable for its obligations under this Agreement. Any purported assignment in violation of this Section 9.5 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event that the Purchaser or its Affiliate assigns its rights and obligations under this Agreement to an Affiliate organized outside the United States, and such assignment gives rise to additional withholding Taxes on any payment under this Agreement that would not have been imposed in the absence of such assignment, other than withholding Taxes resulting from a change in Law arising after such assignment (“Excluded Withholding Taxes”), then the Purchaser or the assignee shall pay such additional amounts to the Seller as may be necessary to ensure that the net amount received by the Seller, after the imposition of such withholding Taxes (other than any Excluded Withholding Taxes), equals the amount that the Seller would have received in the absence of the assignment.

9.6                Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.8                Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder following the Effective Time.

9.9                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10             Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY, OR, SOLELY IN THE EVENT THAT SUCH COURT DECLINES TO ACCEPT JURISDICTION, OF THE OTHER COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN THE STATE OF DELAWARE, SOLELY WITH RESPECT TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDINGS FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE COURT. DURING SUCH PERIOD AND AS TO SUCH MATTERS, THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.15 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. WITH RESPECT TO ANY PARTICULAR ACTION, SUIT OR PROCEEDING, VENUE SHALL LIE IN THE STATE OF DELAWARE.

9.11             Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

9.12             Attorney-Client Privilege. The parties intend that, at all times after the Closing, the Purchaser will have the right in its discretion to assert or waive any attorney work product protections, attorney-client privileges and similar protections and privileges relating to the Assets and Assumed Liabilities.

9.13             Interpretation. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(a)                 Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(c)                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)                A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e)                 A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f)                  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(g)                When reference is made in this Agreement to information that has been “made available” to the Purchaser, that shall consist of only the information that was (i) contained in the Seller’s electronic data room no later than 5:00 p.m., Central time, on the second Business Day prior to the date hereof or (ii) delivered to the Purchaser or its counsel.

(h)                All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i)                  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

(j)                  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its subsidiaries, taken as a whole.

(k)                The terms of this Section 9.13 shall apply to the any Schedules and to each document included in the Exhibits hereto unless expressly otherwise stated therein.

9.14             Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Seller Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Seller Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Purchaser, (iii) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of the Seller Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Seller Disclosure Schedule or the statements contained in any Section of this Agreement reasonably apparent on its face without independent knowledge that such matter is responsive to such other section, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Seller Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Seller Disclosure Schedule for convenience of reference only, (vi) the Seller Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement. Without limiting the generality of the foregoing, all references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Affiliates or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.

9.15             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by email, telecopy or telefacsimile, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To the Seller:

Acutus Medical, Inc.

2210 Faraday Ave Suite 100

Carlsbad, CA 92008

Attention:	David Roman
Chief Financial Officer
Email:	david.roman@acutus.com
Facsimile:	(442) 232-6081

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:	Alan Denenberg
Email:	alan.denenberg@davispolk.com
Facsimile:	(650) 752-2111

To the Purchaser:

Medtronic, Inc.

Operational Headquarters

710 Medtronic Parkway

Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention:	General Counsel
Facsimile:	(763) 572-5459

and

Attention:	Vice President — Corporate Development
Email:	chris.cleary@medtronic.com
Facsimile:	(763) 505-2545

With a copy to (which will not constitute notice to the Purchaser):

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention:	Christopher J. Melsha
Email:	cmelsha@fredlaw.com
Facsimile:	(612) 492-7077

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

MEDTRONIC, INC.

By:	/s/ Christopher M. Cleary
Name:	Christopher M. Cleary
Title:	Sr. Vice President, Corporate Development

[Signature Page to Asset Purchase Agreement]

ACUTUS MEDICAL, INC.

By:	/s/ Vince Burgess
Name:	Vince Burgess
Title:	President and CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Form of License Agreement

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of ____________________, 2022 (“Effective Date”), by and between Acutus Medical, Inc., a Delaware corporation (“Acutus”) and Medtronic, Inc., a Minnesota corporation (“Medtronic”). Each of Acutus and Medtronic may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	Acutus and Medtronic are parties to that certain Asset Purchase Agreement dated as of April 26, 2022 (“APA”), pursuant to which Acutus is selling to Medtronic, and Medtronic is purchasing from Acutus, certain assets relating to the Seller Products and the Business structured across two closings, with certain First Closing Assets (including the First Closing Transferred Intellectual Property) sold at the First Closing and certain Second Closing Assets (including the Second Closing Transferred Intellectual Property) sold at the Second Closing (each as defined in the APA), in each case upon the terms and conditions set forth in the APA.

B.	Acutus also holds interests in certain Intellectual Property that is not included in the First Closing Assets or Second Closing Assets, but which it desires to license to Medtronic to exploit the Seller Products and conduct the Business.

C.	In connection with the foregoing, (i) contemporaneously with the First Closing, (A) Acutus desires to grant, and Medtronic desires to obtain, certain rights with respect to the First Closing Acutus Licensed IP and Second Closing Acutus Licensed IP and (B) Medtronic desires to grant, and Acutus desires to obtain, certain rights with respect to the Transferred Intellectual Property, in each case in accordance with the terms and conditions of this Agreement.

D.	Pursuant to the APA, the Parties have agreed to deliver executed copies of this Agreement at the First Closing.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

1.1	Specific Definitions. As used in this Agreement, the following capitalized terms have the following designated meanings:

“AcQGuide Licensed IP” means (a) the AcQGuide Licensed Patents and (b) all Transferred Intellectual Property (other than the Transferred Patents and Transferred Trademarks) that Covers AcQGuide Max 2.0 (including iterations thereof and improvements and modifications thereto) as of the First Closing and/or the Second Closing Capture Date.

1

“AcQGuide Licensed Marks” means all Transferred Trademarks that contain “ACQGUIDE”, including the Transferred Trademarks set forth on Exhibit A.

“AcQGuide Licensed Patents” means all Transferred Patents that Cover AcQGuide Max 2.0 (including iterations thereof and improvements and modifications thereto) as of the First Closing and/or the Second Closing Capture Date and any Patents Controlled by Medtronic or any of its Affiliates that claim priority to any of the foregoing.

“AcQGuide Max 2.0” means the AcQGuide Max 2.0 product of Acutus.

“Acutus AcQGuide License” has the meaning set forth in Section 2.2(b).

“Acutus License” has the meaning set forth in Section 2.2(b).

“Acutus Pre-OEM License” has the meaning set forth in Section 2.2(a).

“Confidential Information” means trade secrets, confidential and other non-public or proprietary information disclosed or otherwise made available by one of the Parties or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) hereunder and any other information disclosed or otherwise made available by the Disclosing Party hereunder which is of a nature that is generally understood to be confidential, is designated as such by the Disclosing Party to the Receiving Party, or which based upon the circumstances of the disclosure should be reasonably inferred by the Receiving Party to be considered confidential or proprietary by the Disclosing Party, including all information licensed by the Disclosing Party to the Receiving Party hereunder without the need for any further notice or marking and any other information. Notwithstanding the foregoing, information shall not be considered Confidential Information if it: (a) was already in the possession of the Receiving Party prior to its receipt from the Disclosing Party with no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto (as evidenced by the Receiving Party’s competent written records); (b) is or becomes part of the public domain by reason of acts or omissions not attributable to the Receiving Party; (c) is or becomes available to the Receiving Party from a source other than the Disclosing Party which source has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto; (d) is made available by the Disclosing Party to a Third Party unaffiliated with the Disclosing Party on an unrestricted basis; or (e) is independently developed by the Receiving Party without use of or reference to any information disclosed or otherwise made available by the Disclosing Party, as evidenced by the Receiving Party’s competent written records. The terms and conditions of this Agreement is Confidential Information of each Party.

“Control” or “Controlled” means, with respect to any Person as to any Intellectual Property, the possession of the right by such Person, whether directly or indirectly and whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under such Intellectual Property as provided for herein without (a) the consent of any Third Party (unless such consent can be obtained without providing any additional consideration to such Third Party), (b) impairing such Person’s existing rights in respect of such Intellectual Property or imposing any additional obligations on such Person under any pre-existing agreement relating to such Intellectual Property, and/or (c) the payment of royalties or other consideration on or after the Effective Date by such Person to any third party under any pre-existing agreement relating to such Intellectual Property.

2

“Cover” means, with respect to any product and any Intellectual Property, that, in the absence of ownership of, or a license granted under, such Intellectual Property, the Exploitation of such product would infringe or misappropriate such Intellectual Property.

“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, test, study, commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of, and “Exploitation” has a correlative meaning.

“First Closing Acutus Licensed IP” means Intellectual Property (other than Trademarks) that is (a) Controlled by Acutus or any of its Affiliates as of the First Closing and exists as of the First Closing and (b) Covers the Seller Products (including iterations thereof and improvements and modifications thereto) as of the First Closing, in each case excluding First Closing Transferred Intellectual Property.

“First Closing Medtronic License” has the meaning set forth in Section 2.1(a).

“Licensed Party” means a Party in its capacity as licensee under the applicable licenses set forth in Article 2.

“Licensing Party” means a Party in its capacity as licensor under the applicable licenses set forth in Article 2.

“Medtronic License” has the meaning set forth in Section 2.1(b).

“Second Closing Acutus Licensed IP” means Intellectual Property (other than First Closing Acutus Licensed IP and Trademarks), in each case that (a) is Controlled by Acutus or any of its Affiliates and exists at any time in the period after the First Closing and until the Second Closing Capture Date and (b) Covers the Seller Products (including iterations thereof and improvements and modifications thereto) as of the Second Closing Capture Date. The First Closing Acutus Licensed IP and the Second Closing Acutus Licensed IP are collectively referred to herein as the “Acutus Licensed IP.”

“Second Closing Capture Date” means the date that is the earlier of (a) the Second Closing and (b) the fourth (4th) anniversary of the First Closing.

“Second Closing Medtronic License” has the meaning set forth in Section 2.1(b).

“Third Party” means any Person other than Acutus, Medtronic, or Affiliates of Acutus or Medtronic.

“Third Party License Agreements” means agreements between Acutus or its Affiliates, on the one hand, and Third Parties, on the other hand, under which Acutus receives rights to Exploit First Closing Acutus Licensed IP and/or Second Closing Acutus Licensed IP.

3

“Unauthorized Activity” means (a) with respect to any First Closing Acutus Licensed IP or Second Closing Acutus Licensed IP, any actual, potential, suspected, or threatened infringement, misappropriation or other violation by a Third Party of any such First Closing Acutus Licensed IP or Second Closing Acutus Licensed IP, as applicable and (b) with respect to any First Closing Transferred Intellectual Property or Second Closing Transferred Intellectual Property, any actual, potential, suspected, or threatened infringement, misappropriation or other violation by a Third Party of any such First Closing Transferred Intellectual Property or Second Closing Transferred Intellectual Property, as applicable.

1.2	Other Terms. Capitalized terms used but not defined in this Agreement have the meaning ascribed to such terms indicated in the APA.

1.3	Definitional Provisions.

(a)	The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)	References to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)	The words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”.

(e)	The word “will” shall be construed in the imperative having the same meaning as the word “shall”.

(f)	The word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”.

Article 2
LICENSES

2.1	License Grants to Medtronic.

(a)	Subject to the terms and conditions of this Agreement, including Section 2.3, effective as of the First Closing, Acutus (on its own behalf and on behalf of its Affiliates) hereby grants to Medtronic, and Medtronic hereby accepts, a perpetual, irrevocable, non-exclusive, worldwide, sublicenseable (in accordance with Section 2.5), non-transferrable (except in accordance with Section 7.4), fully paid up and royalty-free right and license under the First Closing Acutus Licensed IP to Exploit the Seller Products (including iterations thereof and improvements and modifications thereto) and conduct the Business (the “First Closing Medtronic License”).

4

(b)	Subject to the terms and conditions of this Agreement, including Section 2.3, effective as of the First Closing, Acutus (on its own behalf and on behalf of its Affiliates) hereby grants to Medtronic, and Medtronic hereby accepts, a perpetual, irrevocable, non-exclusive, worldwide, sublicenseable (in accordance with Section 2.5), non-transferrable (except in accordance with Section 7.4), fully paid up and royalty-free right and license under the Second Closing Acutus Licensed IP to Exploit the Seller Products (including iterations thereof and improvements and modifications thereto) and conduct the Business (the “Second Closing Medtronic License” and, together with the First Closing Medtronic License, the “Medtronic License”). Notwithstanding the foregoing, Medtronic shall not practice or otherwise exercise any of its rights under the Second Closing Medtronic License unless and until one of the following triggering events occurs: (i) the Second Closing occurs; (ii) the insolvency or adjudication of bankruptcy of Acutus or Acutus petitions for, consents to becomes subject to any relief under any bankruptcy, reorganization or similar debtor relief proceeding; or (iii) Acutus discontinues doing business in the ordinary course either (A) in general or (B) with regard to manufacturing or supply of Seller Products pursuant to the Distribution Agreement.

2.2	License Grants to Acutus.

(a)	Subject to the terms and conditions of this Agreement, effective as of the First Closing, Medtronic (on its own behalf and on behalf of its Affiliates) hereby grants to Acutus, and Acutus hereby accepts, an irrevocable, non-exclusive, worldwide, sublicenseable (in accordance with Section 2.5), non-transferrable (except in accordance with Section 7.4), fully paid up and royalty-free right and license under the Transferred Intellectual Property to (i) continue to Exploit the Seller Products (including iterations thereof and improvements and modifications thereto) in connection with the Business (including to use the Transferred Trademarks in connection with the foregoing) and (ii) carry out activities in pursuit of satisfying the OEM Earnout Conditions, in each case, until the later of (A) the date that the OEM Earnout Conditions are satisfied, (B) the Distribution Agreement becomes effective in accordance with its terms, or (C) four years from the First Closing Date, upon which date the license granted in this Section 2.2(a) shall terminate (the “Acutus Pre-OEM License”).

(b)	Subject to the terms and conditions of this Agreement, effective as of the First Closing, Medtronic (on its own behalf and on behalf of its Affiliates) hereby grants to Acutus, and Acutus hereby accepts, a perpetual, irrevocable, non-exclusive, worldwide, sublicenseable (in accordance with Section 2.5), non-transferrable (except in accordance with Section 7.4), fully paid up and royalty-free right and license under the AcQGuide Licensed IP solely to Exploit AcQGuide Max 2.0 (including iterations thereof and improvements and modifications thereto) and to use the AcQGuide Licensed Marks in connection with the foregoing (the “Acutus AcQGuide License” and, together with the Acutus Pre-OEM License, the “Acutus License”).

5

2.3	Restrictions Regarding Licenses. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Medtronic License and the Pre-OEM License are subject to the terms and conditions of the Distribution Agreement, including all obligations of the Parties and their respective Affiliates thereunder, such that (a) from the First Closing Date through the term of the Distribution Agreement (as if the Distribution Agreement were in effect beginning on the First Closing Date), neither Medtronic nor any of its Affiliates shall have any right to Exploit any Seller Products under this Agreement in any manner that is in conflict with, in breach of, or otherwise in contravention of, any terms or conditions of the Distribution Agreement, (b) during the term of the Distribution Agreement, neither Acutus nor any of its Affiliates shall have any right to Exploit any Seller Products under this Agreement in any manner that is in conflict with, in breach of, or otherwise in contravention of, any terms or conditions of the Distribution Agreement and (c) if there is any conflict between any terms or conditions of this Agreement (including this Section 2.3) or any terms or conditions of the Distribution Agreement, then such terms and conditions of this Agreement shall supersede and control to the extent of any such conflict.

2.4	Trademark Quality Control. Acutus shall use (a) the Transferred Trademarks after the First Closing in connection with the Acutus Pre-OEM License in the same manner as used by Acutus prior to the First Closing and (b) the AcQGuide Licensed Marks after the First Closing in connection with the Acutus AcQGuide License in accordance with any reasonable written trademark usage guidelines as provided by Medtronic to Acutus from time to time after the First Closing (it being understood that Acutus shall only be required to comply with such trademark usage guidelines after a reasonable period of time following receipt thereof by Acutus). Acutus acknowledges and agrees that its use of the Transferred Trademarks after the First Closing shall not create any right, title or interest in or to any Transferred Trademarks other than those rights expressly granted pursuant to this Agreement and that after the First Closing, all such use and goodwill associated with the Transferred Trademarks will inure to the sole benefit of Medtronic.

2.5	Sublicenses. The Medtronic License and Acutus License, as applicable, shall include the right of a Licensed Party to grant sublicenses through multiple tiers of sublicensees to any Affiliates of such Licensed Party or to any Third Party; provided that, in each case, any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement.

2.6	No Delivery. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as requiring either Party to deliver to the other Party any Intellectual Property or any tangible embodiment thereof, whether in whole or part.

2.7	No Other Rights. Each Party acknowledges and agrees that the rights and licenses granted under this Article 2 are limited to the scope expressly granted. Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any Intellectual Property, whether by implication, estoppel or otherwise. All rights with respect to Intellectual Property that are not specifically granted herein are reserved to the owner thereof, and no implied licenses are granted under this Agreement.

Article 3
INTELLECTUAL PROPERTY

3.1	Control of Acutus Licensed IP. Subject to the terms and conditions of this Agreement, Acutus has the exclusive right to (a) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents or patent applications included within the First Closing Acutus Licensed IP or Second Closing Acutus Licensed IP and (b) pursue any suspected Unauthorized Activity of any Acutus Licensed IP, all at Acutus’s sole cost and expense.

6

3.2	Control of First Closing Transferred Intellectual Property and Second Closing Transferred Intellectual Property. Subject to the terms and conditions of this Agreement, (a) effective as of the First Closing, Medtronic has the exclusive right to (i) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents or patent applications included within the First Closing Transferred Intellectual Property and (ii) pursue any suspected Unauthorized Activity of any First Closing Transferred Intellectual Property, all at Medtronic’s sole cost and expense and (b) effective as of the Second Closing (and only if the Second Closing occurs), Medtronic has the exclusive right to (i) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents or patent applications included within the Second Closing Transferred Intellectual Property and (ii) pursue any suspected Unauthorized Activity of any Second Closing Transferred Intellectual Property, all at Medtronic’s sole cost and expense.

3.3	Preservation of Licensed Party Rights. If Acutus or its Affiliates sell or otherwise license, transfer or assign any right to the Acutus Licensed IP to a Third Party, Acutus shall require such Third Party (whether an acquirer of, successor in interest to, or licensee of the Acutus Licensed IP) to agree to be bound by the provisions of this Agreement and acknowledge that it takes subject to Medtronic’s rights hereunder. If Medtronic or its Affiliates sell or otherwise license, transfer or assign any right to the Transferred Intellectual Property to a Third Party during the applicable period in which such Transferred Intellectual Property is licensed to Acutus under this Agreement, Medtronic shall require such Third Party (whether an acquirer of, successor in interest to, or licensee of such Transferred Intellectual Property) to agree to be bound by the provisions of this Agreement and acknowledge that it takes subject to Acutus’s rights hereunder.

3.4	Maintenance of Third Party License Agreements. Neither Acutus nor any of its Affiliates shall (a) knowingly or intentionally commit any acts or permit the occurrence of any omissions that would cause the breach or termination of any Third Party License Agreement, or (b) terminate (or permit to be terminated), materially amend or modify (or permit the material amendment or modification) of any Third Party License Agreement. If Acutus becomes aware that the counterparty to the applicable Third Party License Agreement has terminated or receives notice that such counterparty intends to terminate such Third Party License Agreement, as applicable, unless Acutus is actively disputing such termination, then Acutus will provide reasonable assistance to Medtronic in its efforts to obtain rights to the intellectual property licensed under Third Party License Agreement consistent with the rights (including scope) granted by Acutus to Medtronic with respect to such intellectual property under this Agreement.

7

Article 4
REPRESENTATIONS & WARRANTIES; DISCLAIMERS;
LIMITATION OF LIABILITY

4.1	Representations and Warranties of Acutus. Acutus represents and warrants to Medtronic that:

(a)	It is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)	It has taken all necessary organizational action required under the laws of the state of its incorporation, its Articles of Incorporation, and Bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Acutus, this Agreement shall constitute the valid and legally binding agreement of Acutus enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2	Representations and Warranties of Medtronic. Medtronic represents and warrants to Acutus that:

(a)	It is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)	It has taken all necessary organizational action required under the laws of the state of its incorporation, its Articles of Incorporation, and Bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Medtronic, this Agreement shall constitute the valid and legally binding agreement of Medtronic enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3	DISCLAIMER; LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.2 ABOVE AND EXCEPT AS EXPRESSLY SET FORTH IN THE APA, THE LICENSES GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8

Article 5

REMEDIES/RIGHTS IN BANKRUPTCY

5.1	No Termination; Remedies for Material Breach. This Agreement may only be terminated upon the mutual written agreement of the Parties. In the event a Party is in material breach in the performance of its material obligations under this Agreement, the other Party’s sole remedy for such breach shall be to recover monetary damages and/or obtain injunctive relief or specific performance from a court of competent jurisdiction (it being understood that neither Party shall be entitled to any injunctive or equitable relief which would (a) prohibit a Licensed Party from using or otherwise exploiting any Intellectual Property licensed to it hereunder within the scope, and subject to the restrictions, of such license or (b) otherwise have the effect of limiting the rights granted to a Licensed Party hereunder).

5.2	Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “Intellectual Property” as defined under Section 101 of the U.S. Bankruptcy Code. Each Licensed Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

Article 6

CONFIDENTIALITY

6.1	Confidentiality Obligations. At all times, the Receiving Party shall, and shall cause its Affiliates, officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the Disclosing Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.

6.2	Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a)	made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by applicable law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

9

(b)	made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a patent or in connection with any filing, application or request for regulatory approval by or on behalf of a Party; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(c)	made by or on behalf of the Receiving Party to potential or actual investors or acquirers as may be reasonably necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Persons shall be required to execute a non-disclosure agreement that is satisfactory to the Disclosing Party, wherein the terms of the non-disclosure agreement state that Persons are subject to obligations of confidentiality and non-use with respect to such Confidential Information which are no less restrictive than the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 6.

6.3	Additional Permitted Disclosures of Licensed Party. Each Licensed Party and its and their sublicensees may disclose Confidential Information of the Licensing Party as reasonably necessary in connection with the Exploitation of the Intellectual Property licensed to such Licensed Party hereunder or otherwise in connection with the exercise of rights as contemplated by this Agreement, including to existing or potential manufacturers, distributors collaboration partners or acquirers; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information which are no less restrictive than the obligations of confidentiality and non-use of such Licensed Party pursuant to this Article 6.

Article 7
MISCELLANEOUS

7.1	Further Assurances. Each of the Parties hereto shall, without further consideration, perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

7.2	Governing Law; Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any judicial proceeding brought with respect to this Agreement must be brought in any state or federal court of competent jurisdiction sitting in the State of Delaware, and, by execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

10

7.3	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

7.4	Successors and Assigns; Assignment. Neither Party may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may transfer or assign this Agreement without the consent of the other Party to an Affiliate or to a successor to all or substantially all of its business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise. Any attempted assignment in violation of this Section 7.4 shall be null and void. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

7.5	Entire Agreement; Amendment and Waiver. This Agreement (including its heading and recitals), the APA and all other Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of Acutus and Medtronic.

7.6	Notices. All notices and other communications required or permitted hereunder to be given to a Party shall be in writing and shall be mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

To Acutus:

Acutus Medical, Inc.

2210 Faraday Ave Suite 100

Carlsbad, CA 92008

Attention:	David Roman
Chief Financial Officer
Email:	david.roman@acutus.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

1600 El Camino Real
Menlo Park, CA 94025

11

Attention:	Alan Denenberg
Email:	alan.denenberg@davispolk.com
Facsimile:	(650) 752-2111

To Medtronic:

Medtronic, Inc.

Operational Headquarters

710 Medtronic Parkway

Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention:	General Counsel
Facsimile:	(763) 572-5459

and

Attention:	Vice President — Corporate Development
Email:	chris.cleary@medtronic.com
Facsimile:	(763) 505-2545

With a copy to (which will not constitute notice):

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention:	Christopher J. Melsha
Email:	cmelsha@fredlaw.com
Facsimile:	(612) 492-7077

or such other address with respect to a Party as such Party shall notify the other Party in writing as above provided. Any notice sent in accordance with this Section 7.6 shall be effective (i) if mailed, seven (7) days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

7.7	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

12

7.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.9	Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

7.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy (or facsimile) shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.11	Expenses. Except as expressly provided herein, Acutus and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

7.12	Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly set forth in the APA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

MEDTRONIC, INC.	ACUTUS MEDICAL, INC.

By ___________________________________	By ___________________________________

_____________________________________	_____________________________________
(Print name)	(Print name)

Title _________________________________	Title ___________________________________

EXHIBIT B

Form of Transition Services Agreement

EXHIBIT C

Form of Quality Agreement

EXHIBIT D

Form of Distribution Agreement

[attached]

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

CW __________

DISTRIBUTION AGREEMENT

This Distribution Agreement is effective as of the Effective Date (as defined below) between:

Medtronic, Inc.

Through its Cardiac Ablation Solutions Operating Unit

710 Medtronic Parkway

Fridley, MN 55432

(“Medtronic”)

and

Acutus Medical, Inc.

2210 Faraday Ave.

Suite 100

Carlsbad, CA 92008

(“Supplier”)

RECITALS

WHEREAS, Medtronic designs, develops, manufactures, sells and distributes medical devices;

WHEREAS, Supplier is in the business of manufacturing medical devices for distribution by third parties;

WHEREAS, Medtronic and Supplier have entered into that certain Asset Purchase Agreement, dated April 26, 2022 (the “Purchase Agreement”); and

WHEREAS, the parties desire that Medtronic distribute Supplier’s Products (as defined below) pursuant to the terms of this Agreement.

TERMS OF AGREEMENT

For good, valuable and sufficient consideration, Supplier and Medtronic agree as follows:

1.	DEFINITIONS; AGREEMENT STRUCTURE

1.1	In addition to capitalized terms defined elsewhere in this Agreement, when used in the Agreement the following capitalized terms have the meanings indicated below:

“Affiliate” of a party means any corporation or other business entity directly or indirectly (through one or more intermediaries) controlling, controlled by, or under common control with such party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

“Agreement” means this Distribution Agreement and all its exhibits.

“Applicable Law” means any law, statute, code, rule, regulation, published interpretation, ordinance, directive, regulatory bulletin or guidance, regulatory examination or order, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding in the situation in which the term is used.

“Business Day” means any day other than Saturdays, Sundays and the following US holidays: New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday after Thanksgiving and Christmas Day.

“Effective Date” means the date when the OEM Earnout Conditions (as defined in the Purchase Agreement) have been satisfied and Medtronic has notified Acutus of intent to initiate distribution (such distribution to occur no later than 7 days after notice is given).

“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

“First Closing Transferred Intellectual Property” means the Intellectual Property transferred from Supplier to Medtronic at the First Closing as defined in the Purchase Agreement.

“Force Majeure” means riots, war, terrorism, invasion, acts of God, fire, explosion, floods, orders of a Governmental Authority, or similar events, facts or circumstances that prevent a party’s performance under this Agreement.

“Governmental Authority” means any government, state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including federal, state or local.

“Import/Export Laws” means all laws, treaties, governmental orders and regulations of the countries from which a Product is exported and to which a Product is imported, including rules regarding classification, marking, packaging, and payments of tariffs and duties.

“Intellectual Property” means patents and patent applications, design specifications, inventions, proprietary information, trade secrets, research and development data, manufacturing procedures, software, copyrights, works of authorship and improvements, whether or not patentable or copyrightable, conceived, created, adapted, or reduced to practice by or for a party, whether made alone or in conjunction with others.

“Labeling” means the labeling for human use of a Product sufficient to comply with the requirements of each jurisdiction within the Territory where Regulatory Approvals have been obtained.

“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage (prior to shipment) of Product(s) in accordance with the terms and conditions of this Agreement.

“Medtronic fiscal year” or “fiscal year” means the 52 or 53-week period ending on the last Friday in April of each calendar year.

“Nonconforming Product” means any Product that does not meet the Product Specifications or all the applicable Quality Requirements.

“Other Agreements” means the separate written agreements, if any, between Medtronic and Supplier that sets forth Quality Requirements, SMI terms and the like, applicable to the Manufacture of the Products.

“Personnel” means Supplier’s or Medtronic’s employees, agents, contractors, consultants and subcontractors whose services are used to perform this Agreement, as applicable when used in this Agreement.

“Product” means the goods purchased by Medtronic from Supplier listed in Exhibit A (as such Exhibit A may be amended from time to time pursuant to Section 4.1).

“Quality Requirements” means, with respect to a Product, the requirements set forth in this Agreement and in any written quality agreement covering such Product between Supplier and Medtronic.

“Recall” also known as field corrective action means a removal or correction of a marketed or clinical investigational product to address a risk to health or to address a product violation against which regulatory authority would take legal action.

“Regulatory Approvals” means any marketing approval, permit, license, or any other authorization that is required prior to the distribution of the Products in a jurisdiction within the Territory in accordance with the prevailing laws and regulations.

“Restricted Party” means (a) any entity or individual listed on (i) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (“OFAC”), the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (ii) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions, and (iii) any other restricted party lists maintained by any governmental or non-governmental entity or agency, or (b) any entity or individual fifty percent (50%) or more owned (either individually or in the aggregate, directly or indirectly) by any entity or individual described in clause (a).

“SMI” means Medtronic’s supplier managed inventory program, and “SMI Agreement” means any SMI agreement between Medtronic and Supplier covering one or more Products.

“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, Manufacture, packaging and quality of the Products communicated in writing by Supplier to Medtronic.

“Supplier Facility” means the manufacturing facility or facilities where Supplier will Manufacture a Product, which facility or facilities is located at 2210 Faraday Avenue, Carlsbad, CA 92008, or such other facility or facilities designated in Supplier’s approved disaster recovery plan when such plan is triggered.

“Supplier Intellectual Property” means Intellectual Property that is owned by or licensed to (with the right to grant sublicenses) Supplier and exists on the Effective Date or is thereafter developed by or licensed to Supplier independent of its performance of its obligations Medtronic.

“Territory” means those jurisdictions set forth on Exhibit B.

“Trade Control Laws” means all applicable export control and economic sanctions laws and regulations of the United States, the European Union and all other applicable jurisdictions, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security’s Export Administration Regulations, 15 C.F.R. 730-774, the economic sanctions programs administered by OFAC, as set forth in 31 C.F.R. 500-598 and certain executive orders, EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, and economic sanctions regulations implemented by the European Council, and any export controls or economic sanctions measures implemented by EU Member States.

DISTRIBUTION TERMS - APPOINTMENT

2.	DEFINITIONS; AGREEMENT STRUCTURE

2.1	Scope. Effective as of the Effective Date, subject to Section 2.2, (i) Supplier hereby appoints Medtronic, and Medtronic hereby accepts appointment, as Supplier’s exclusive distributor of Products during the Term of this Agreement, with the exclusive right to advertise, promote, market, distribute and sell Products in the Territory pursuant to the terms and conditions of this Agreement and (ii) Medtronic hereby appoints Supplier, and Supplier hereby accepts appointment, as Medtronic’s exclusive supplier of Products during the Term of this Agreement, with the exclusive right to produce, manufacture and make Products in the Territory to be sold by Medtronic, but does not preclude Medtronic from establishing its manufacturing lines and processes required to transition to Manufacturer of the Products and commence manufacture of Products to be sold by Medtronic after the Term. Notwithstanding the foregoing or anything to the contrary in this Agreement, Medtronic’s rights and obligations to distribute a specific Product, including, but not limited to, the obligation to commence marketing, promoting or distribution of any Product, will not commence (x) prior to the Effective Date or (y) in any specific country within the Territory unless and until Supplier has obtained all required Regulatory Approvals for such country within the Territory.

2.2	No Sales by Supplier. During the Term of this Agreement, subject to Section 1.11 of the Purchase Agreement, Supplier will not itself, and Supplier will not authorize any other distributor or other persons to, advertise, promote, market, distribute or sell the Products directly or indirectly to customers in the Territory or to any third person or party, for resale to customers within the Territory without the advance written consent of Medtronic. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) during the Term of this Agreement and following any expiration or termination of this Agreement prior to the Second Closing, Supplier shall be permitted to continue to use, advertise, promote, market, distribute, import, manufacture, offer to sell and sell the [****] product anywhere in the Territory (it being understood that Medtronic, on behalf of itself and its Affiliates, hereby grants to Supplier a non-exclusive, non-royalty-bearing, transferable, sublicensable, fully paid-up, right and license under the First Closing Transferred Intellectual Property only to the extent necessary to conduct such activities) and (ii) if the Second Closing occurs, Medtronic shall use Supplier as its non-exclusive distributor of the [****] product in the Territory from and after the Second Closing pursuant to terms reasonably acceptable to both parties (it being understood that, if the Second Closing occurs, Supplier and Medtronic will enter into a Distribution Agreement on such terms effective as of the Second Closing).

2.3	Sub-Distributors. Medtronic shall have the right to perform its obligations and exercise its rights under this Agreement through one or more Medtronic Affiliates, and Medtronic may engage the services of one or more sales agents or sub-distributors to assist Medtronic in advertising, promoting, marketing, distributing and selling Products in the Territory.

3.	GENERAL OBLIGATIONS

3.1	Regulatory Approvals. Supplier represents and warrants that as of the Effective Date, Exhibit C sets forth an accurate and complete list of those countries within the Territory where the Supplier has received applicable Regulatory Approvals required to develop, manufacture, package, label, ship, sell, promote, market or otherwise commercialize the Products. Supplier, either directly or through a designated third party, shall maintain at Supplier expense all material Regulatory Approvals in those countries listed in Exhibit C.

In addition to the foregoing, for any Territories not included in Exhibit C, but which are included on Exhibit E, Supplier shall use its reasonable commercial efforts to file, obtain and maintain all Regulatory Approvals required for the Manufacture, transport and sale of the Products.

Subject to Applicable Law, Supplier will provide Medtronic access to the copies of all Regulatory Approval applications and other regulatory and governmental filings made by Supplier with respect to the Products in the Territory, together with the underlying data. Except as otherwise required by Applicable Law or agreed by the parties, Supplier will be responsible for the content of its own Labeling and Instructions for Use (“IFU”). Supplier shall promptly provide Medtronic with written notification of receipt of Regulatory Approval for any of Product as it is obtained in each additional country in the Territory.

3.2	Training. Supplier, at its expense, will provide Medtronic with procedure manuals, instructions for use (IFU) and technical training for Medtronic as reasonably requested by Medtronic. If requested by Medtronic, Supplier will also provide training for physicians with training costs to be negotiated by the parties.

3.3	Product Materials. Supplier will provide to Medtronic Product information, including marketing, data sheets, brochures, technical bulletins, packaging, IFUs, and operating instructions to Medtronic, at no cost, for Medtronic’s use in advertising and marketing. Medtronic may develop additional Product advertising and promotional materials.

3.4	Sales Leads. Supplier shall promptly forward to Medtronic all requests, inquiries or other leads regarding sales of Products in the Territory, subject to Applicable Law and any obligations of confidentiality and non-use.

3.5	Sale of Product by Medtronic.

3.5.1	All business decisions with respect to the sale of the Product by Medtronic, including, without limitation, the sale, price and promotion of any Product shall be within the sole discretion of Medtronic, subject in all cases to the terms and conditions of this Agreement and Medtronic’s compliance with Applicable Law. Supplier agrees that there can be no assurance that any level of sales of Product will be achieved.

3.6	Competing Products. Supplier recognizes and acknowledges that Medtronic (and/or Medtronic Affiliates) may have been, and may continue to be, actively involved in the design, development and marketing of products that are similar to and/or competitive with the Products in the field in which the Products are sold. Supplier understands and agrees that Medtronic (and/or Medtronic Affiliates) may acquire, license, design, develop, market, sell and/or distribute products which compete directly with the Product, and may continue to acquire, license, design, develop, market, sell and distribute these and other competing products throughout the Term of this Agreement.

3.7	Design Changes. The Parties will mutually cooperate in good faith in the event either Party determines that a design change to the Products is necessary or desirable. Prior to any material design change, the Parties will mutually agree on revisions to the Specifications and the allocation of the cost of such design changes.

SUPPLY TERMS

4.	PRODUCT ORDERING AND SALE

4.1	Sale of Products. During the Term, Supplier shall sell and supply the Products to Medtronic at the prices established pursuant to Section 5. From time to time, the parties may mutually agree to add Products to this Agreement by executing an amended Exhibit A (“New Products”). During the Term, Medtronic shall purchase Products for the Territory exclusively from Supplier and neither Medtronic nor any of its Affiliates shall produce or obtain from any third party any supply of any Product for the Territory other than as allowed under Section 2.1.

4.2	Supplier Managed Inventory (SMI). Medtronic will give Supplier at least thirty (30) days’ notice that a Product is to be covered by Medtronic’s SMI. If SMI is utilized, the parties will execute an SMI Agreement and Medtronic will notify Supplier of current Medtronic inventory levels electronically via the SMI software (“SMI Software”) utilized by Medtronic. The SMI Software will send to Supplier a shipment signal for SMI Product(s) based on a goal of maintaining Medtronic inventory levels between the stated safety stock level and Kanban loop level (“Max and Min levels”).

Supplier will monitor and use its commercially reasonable efforts to maintain inventory levels between the then current Max and Min levels that are established by Medtronic and communicated to Supplier. Following receipt of the shipment signal, Supplier will use its commercially reasonable efforts to ship SMI Product within the time period required under the SMI program.

4.3	Product Forecasting and Orders

4.3.1	Product Forecasting Process. Medtronic shall submit to Supplier monthly rolling twelve (12)-month forecasts covering its anticipated purchases of Products. All forecasts will be informational and non-binding, except for the first three months of the forecast which shall be considered firm order so that a rolling firm order of three months is always maintained. Firm orders shall be rescheduled only by mutual agreement or canceled in accordance with Section 4.4.3, Termination of Order

4.3.2	Product Order Process. Unless otherwise provided in an SMI Agreement, Products will be ordered via standard Medtronic purchase orders, which shall, at a minimum, identify the Product and set forth the corresponding quantities, confirmation of price, delivery dates, shipping instructions and shipping addresses, and not contain any terms or conditions that conflict with this Agreement. Each quantity that Medtronic indicates for a particular delivery date or time period (e.g., a time period where quantities are shown only on a monthly basis) is known as a “Scheduled Delivery”. Medtronic may submit purchase orders via mail, fax, email or, if mutually agreed by the parties, electronic data interchange (EDI). Orders will be deemed accepted upon return acknowledgement by Supplier. Supplier shall acknowledge acceptance of orders placed pursuant to terms of this Agreement.

4.4	Order Terms

4.4.1	Surge Capacity. Supplier shall satisfy all Medtronic orders that are submitted in a manner consistent with the terms of this Agreement. Supplier shall have the capacity to satisfy at least a thirty percent (30%) increase over the forecasted amount.

4.4.2	Allocation. Subject to the terms and conditions of this Agreement, Supplier will satisfy valid orders submitted by Medtronic. If Supplier cannot deliver all Products when due, Supplier shall deliver to Medtronic at least a pro rata share of Supplier’s total production based on the volume purchased over the most recent year or, in the case of the first year of the contract based on the volume forecasted by Medtronic, and the other customers to which Supplier delivers products using the constrained resources during the time Supplier is unable to satisfy Medtronic’s orders. If Supplier cannot supply the full amount of the order within the time requested, Medtronic may cancel any or all of such order.

4.4.3	Termination of Orders. Medtronic may terminate in whole or in part an order or orders by written notice to Supplier (i) for safety or regulatory reasons, (ii) if, as a result of a Force Majeure event, Supplier remains unable to deliver such Product for more than thirty (30) days, or (iii) if Supplier fails to cure a material breach with respect to the order within thirty (30) days after written notice.

4.5	Delivery

4.5.1	Shipping Terms. Unless otherwise specified in an applicable order, delivery of Products F.O.B. Supplier Facility, and title and risk of loss will pass at that point.

4.5.2	Shipment. Shipment of the Products will be freight collect via Medtronic-designated mode and carrier. Supplier will ship Products using the method of shipment and carrier specified on Medtronic’s purchase order, or if none is specified, via Medtronic’s preferred carrier such that the Products will be delivered by the requested delivery dates and to the locations specified in Medtronic’s purchase orders or as indicated by the SMI program, if applicable. Supplier shall use the Medtronic account number, if available, with such carriers when shipping Products. Unless the carrier is specified on the purchase order, Supplier shall verify with Medtronic that the carrier is a preferred Medtronic carrier before shipping Products or within specified lead time if SMI program is utilized. If Supplier fails to comply, shipment is FOB destination with Supplier bearing the risk of loss and cost of delivery. Supplier shall provide Medtronic electronic notice of each Product shipment on the shipment/delivery date.

4.5.3	Delays. Supplier shall promptly notify Medtronic of any actual or expected delay in delivery and Supplier shall obtain Medtronic’s approval prior to making any partial deliveries. If the delivery of Product is delayed through no fault of Medtronic and without a Force Majeure event, Medtronic may, at its option, in addition to its other rights and remedies under this Agreement, cancel or reschedule the order in whole or in part without liability or require Supplier to deliver Product by means of commercially reasonable premium transport identified by Medtronic at Supplier’s cost. Product shall not be delivered early without Medtronic’s prior written consent.

4.5.4	Shipments to Third Parties. If requested by Medtronic, Supplier will drop ship Product to a third party (including a customer site) identified by Medtronic.

5.	PRICING AND PAYMENT

5.1	Product Pricing. Subject to adjustment as set forth below, the Product prices will be effective as provided in Exhibit A and will be firm for the first 12 months (1 Year) following delivery of the initial purchase from Supplier. Prices for orders will be based on Medtronic rolling 12-month forecasted volumes and become immediately effective as soon as the 12-month rolling forecast from Medtronic either meets or exceeds any of the annual volume breaks set forth in Exhibit A, via any combination of the Products listed in Exhibit A.

For example, if Medtronic’s 12-month rolling forecast indicates a total demand of 4,000 Products, via any combination of the Products listed in Exhibit A, then the applicable prices for subsequent orders will be those under the 6,000 volume bracket column in Exhibit A, for all Products. If total demand from the Medtronic 12-month rolling forecast indicates a total demand of 9,000 Products via any combination of the Products listed in Exhibit A then the applicable prices for subsequent orders will be those under the 10,000 volume bracket column in Exhibit A, for all Products.

5.1.1	Price Adjustments. Once annually after the first 12 months, Prices will be subject to review and good faith analysis at the request of either party based on the accuracy of the previous year’s forecasted volume-based pricing. The annual review will occur within 30 days of the request. Additional pricing reviews may occur under mutual acceptance when demonstrable, bona-fide significant changes occur. Pricing for new Products will be added to Exhibit A as necessary.

5.1.2	Open Book Costing. Supplier shall provide open book costing on select components as requested by Medtronic. Component cost elements required by Medtronic include, but are not limited to, the items listed in the Component Costing Matrix below.

Medtronic Material Number	Supplier Material Number	Material Number Description	Raw Material Content (U/M)	Raw Material Cost	Raw Material Mark Up	Labor Cost	Machine Cost	Burden Rate	Process Yield	Secondary Process Description	Secondary Process Cost	Supplier Margin	Total Component Cost

*Note: All costs are document per unit produced.

Supplier shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Supplier’s fees, charges and expenses under the Agreement. Supplier shall retain such records for a period of three (3) years from the date of final payment or termination or expiration of the Agreement. Medtronic may audit (or have audited), at Medtronic’s expense, on behalf of itself and/or any Third Party Purchasers, Supplier’s records pertaining to the Agreement. Upon request and reasonable advance notice, Supplier shall permit Medtronic’s representatives to enter the place where such records are kept during reasonable hours for purposes of inspecting, copying, and auditing such records. Supplier shall reasonably cooperate as requested with the audit. All information produced during such audit shall not be disclosed to third parties without Supplier’s consent, except when required by law or regulation. In the event that an audit reveals that Supplier has overcharged Medtronic or any Third Party Purchaser, Supplier shall refund such overpayment to Medtronic or the applicable Third Party Purchasers within ten (10) Business Days following written demand by Medtronic. In addition, in the event that an audit reveals that Supplier has overcharged Medtronic or any Third Party Purchasers by more than five percent (5%) in any given quarter, Supplier shall pay all reasonable fees and costs for such audit.

5.1.3	Cost Reductions. Supplier and Medtronic shall cooperate to find ideas and projects that will reduce the aggregate cost of Products at least five (5%) aggregate cost of Products each year over year. Any cost reduction shall be allocated [****] to Medtronic and [****] to Supplier. The price reductions will commence on the first day of implementation of such reduction. Cost reduction efforts shall not compromise quality or reliability, and Supplier shall comply with the Quality Requirements with respect to design and process changes. Supplier shall give Medtronic notice of the cost reductions as soon as practicable, but in any event within thirty (30) days of the accomplished reduction. Thereafter, all invoices shall reflect such reduced pricing.

5.2	Payment Terms. Payment terms shall be NET [****] after the date of invoice or the date of delivery, whichever is longer. Invoicing requirements, if any, will be as specified in a mutually agreed electronic format, or if there is no such format, in the applicable order. Medtronic may pay invoices electronically via a means that is in reasonably common commercial use, which as of the Effective Date is by Automated Clearing House in the CTX format, or such other means as designated by Medtronic. Following request by Medtronic, Supplier shall submit invoices electronically via a means specified by Medtronic.

6.	PRODUCTION AND QUALITY

6.1	Production. Supplier shall Manufacture, package and label the Products in strict accordance with the applicable Specifications and the Quality Requirements. Except as expressly provided for in Supplier’s approved disaster recovery plan (in which case Medtronic shall receive notice of such change promptly), Products shall be Manufactured only at the Supplier Facility designated in the purchase orders placed hereunder unless Medtronic, in its sole discretion, provides advance written approval of an alternative facility (which approval shall not be unreasonably withheld, conditioned or delayed). Supplier shall comply with the applicable Quality Requirements when making any changes to Product Specifications, design, materials, production processes or production testing. Furthermore, prior to launch of a Product, Supplier will assure that it has met the following with respect to packaging: (i) design verification and aging package testing, and (ii) qualification of packaging and labeling components, as well as validated packaging and labeling processes. In addition, to the extent needed for expanded labeling of the Products in new jurisdictions, not including EU countries requirement CE Mark under EU MDR, for which Supplier has obtained required Regulatory Approvals, Supplier shall, at Medtronic’s sole expense and reasonable request, be responsible for translating the Labeling, packaging, procedure and technical manuals for the Products. Supplier will consider in good faith any changes thereto reasonably requested by Medtronic.

6.2	Risk Management.

6.2.1	Disaster Recovery. Manufacture shall practice ongoing business continuity planning to minimize disruptions to its ability to fulfill its obligations under the Agreement in accordance with its disaster recovery plan attached hereto as Exhibit D. Supplier shall notify Medtronic within twenty-four (24) hours if, in accordance with the applicable disaster recovery plan, Supplier determines to move the Manufacture of any Product to a different Manufacturing facility.

6.2.2	Single and Sole Source Risk Management. Supplier shall practice ongoing single- and sole-source, supplier risk management. At least once each year on a mutually agreed schedule, Supplier shall provide Medtronic with written sole source Supplier information that includes an assessment of the risk associated with the sole-sourced material and processes and a risk-mitigation plan for those materials and processes that are determined to be high risk.

6.3	Quality. Supplier shall comply with the Quality Requirements in its performance of the Agreement. Supplier shall reimburse Medtronic for all reasonable costs and expenses incurred by Medtronic in the event the Supplier fails to provide notifications and obtain advance Medtronic approvals as set forth in Section 20 of the Quality Agreement. Supplier shall also comply with Applicable Laws, applicable standards of the International Standards Organization (ISO) and all other quality standards and quality assurance plans referenced in this Agreement and the Specifications. Each set of applicable Quality Requirements for a particular Product survive until such Quality Requirements are replaced with other Quality Requirements, or such Products are no longer provided by Supplier under the Agreement or otherwise.

6.4	Discontinuation. During the initial Term, Supplier shall not discontinue a Product without Medtronic’s prior written consent.

7.	REGULATORY COMPLIANCE

7.1	Supplier Diversity.

7.1.1	Flow Down. For all supplies, goods, materials or services provided pursuant to the Agreement, Manufacture shall comply with the requirements of the Federal Acquisition Regulation (FAR) clause 52.219-8, entitled “Utilization of Small Business Concerns (October 2014),” which is incorporated into this Agreement. Supplier shall review and be familiar with all of the requirements of 52.219-8 which may be viewed at www.acquisition.gov/far/. If the value of the Agreement is greater than $700,000, and Supplier is not a “small business” under applicable rules of the Small Business Administration, 13 C.F.R. Part 121, Supplier must include FAR 52.219-8 in all subcontracts that offer further subcontracting opportunities.

7.1.2	Policy. It is Medtronic’s policy that Diverse Subcontractors, as defined below, shall have the maximum practicable opportunity to participate in the performance of work and services for Medtronic and Medtronic’s subcontractors and suppliers. If there is a conflict between FAR 52.219-8 and the following, the requirements of FAR 52.219-8 will take precedence.

7.1.3	Section Definitions.

"Diverse Subcontractors" means suppliers and subcontractors that are small, "HUBZone small business concerns," “women-owned small business concerns,” "small disadvantaged business concerns," “veteran-owned small business concerns”, and “service disabled veteran-owned small business concerns,” each as defined in FAR 52.219-8.

“Diverse Subcontractors” also includes “Women Business Enterprise” concerns and “Minority Business Enterprise” concerns.

“Women Business Enterprise” concern is one that is unconditionally owned and controlled by one or more women and certified as a woman-owned business concern by an independent agency approved by Medtronic.

"Minority Business Enterprise” concern is one that is unconditionally owned and controlled by a member or members of a group listed in 13 C.F.R. § 124.103 and certified as a minority-owned business concern by an independent agency approved by Medtronic. Ownership and control of a Minority Business Enterprise will be determined in accordance with the principles of ownership and control found in 13 C.F.R. §§ 124.105 and 124.106. See www.medtronic.com/supplierdiversity for socio-economic category definitions and certification processes.

Requirement. Supplier agrees that Diverse Subcontractors shall have the maximum practicable opportunity to participate in performing subcontracts and in supplying goods and services used in the performance of the Agreement.

Diversity Commitment. Upon request, Supplier shall provide Medtronic with periodic reports, identifying its Diverse Subcontractors and the total amount paid in the subject period to each Diverse Subcontractor, and description of Supplier’s efforts to comply with this clause. Medtronic may consider the extent of good faith efforts by potential subcontractors and suppliers and existing subcontractors and suppliers in carrying out the purpose of this clause in determining whether to award or extend a subcontract or supplier agreement. Supplier agrees to establish and update any changes to its profile and certifications throughout the term of the Master Agreement on the Medtronic Supplier Registration Portal (MSRP), at www.medtronic.com/supplierdiversity.

7.2	Import/Export and Trade Control Compliance.

7.2.1	Supplier shall comply with the applicable Import/Export Laws and Trade Control Laws regarding the shipping, purchase, procurement, import, export, and any other transfer of all Products and any parts, components or materials incorporated into all Products. For purposes of Sections 7.2.1 and 7.2.2, Products includes product-associated technology and technical data, whether provided by Medtronic or Supplier, and the documents related to that technology and data. Supplier represents and warrants that all provision of Products and services by Supplier under this Agreement and all payments for such activities comply with the Import/Export Laws and Trade Control Laws, including the terms of any relevant authorizations issued by the U.S. or other governments. Supplier shall immediately notify Medtronic if Supplier’s export privileges are denied, suspended or revoked in whole or in part by any U.S. or non-U.S. government or non-governmental entity or agency.

7.2.2	Supplier hereby acknowledges and confirms that, unless specifically authorized in this Agreement and under applicable Import/Export Laws or Trade Control Laws, it will not sell, ship, export, re-export, re-transfer or divert Products, product-associated technology or technical data that are sold or otherwise provided hereunder (including samples), directly or indirectly through third parties or otherwise, to any Restricted Party or to or through countries or regions that are the target of sanctions under Trade Control Laws (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region).

7.2.3	Supplier understands that Medtronic’s participation, directly or indirectly, in any business under terms that would support or facilitate a boycott against Israel or any other boycott not recognized by the U.S., is prohibited. Notwithstanding any other provision of this

Agreement, neither Medtronic nor Supplier shall be required to take, or to refrain from taking, any action where to do so would be inconsistent with or penalized under the laws of the U.S. or any foreign jurisdiction, including without limitation the anti-boycott laws administered by the U.S. Commerce and Treasury Departments.

7.2.4	Notwithstanding the foregoing, Medtronic shall serve as the official importer of record for customs purposes for Products delivered to Medtronic under the Agreement.

7.2.4.a	Supplier Instructions.Supplier will provide information reasonably requested by Medtronic to act as importer of record and to support its trade compliance obligations. Supplier will provide information at the time Medtronic places an order and in no event later than date of arrival of the shipment.

7.2.4.b	Certificates of Origin and other Customs Information.

i.	No later than thirty (30) days before the first shipment of Products to Medtronic, Supplier must provide Medtronic a statement specifying, for each Product, the Product name and description, Medtronic and Supplier part numbers, Harmonized Tariff Schedule (HTS) number, the country of origin under U.S. and non-U.S. Customs laws and regulations (“Origin”), and the manufacturer name and location. Supplier will also provide, as requested, any other documentation that is required for the relevant customs authority and other government agency compliance.

ii.	If the Products provided under this Agreement qualify for preferential duty treatment under a Free Trade Agreement such as the North American Free Trade Agreement (NAFTA), Supplier must provide Medtronic’s Global Trade Operations Department with a Certificate of Origin (“Certificate”) to enable Medtronic to claim preferential duty treatment at the time of entry. Supplier acknowledges that the Certificate will be used by Medtronic as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Medtronic for any U.S. or non-U.S. Customs inquiries into preferential duty claims that arise out of any Product furnished under this Agreement. Unless Medtronic requests individual Certificates for each shipment, Supplier may provide annual blanket Certificates to cover multiple shipments during the calendar year.

iii.	Supplier shall send all Product information, Certificates, and other documentation described in paragraphs i. and ii. of this clause to Medtronic’s Global Trade Operations Department at the following e-mail address: rs.originverification@medtronic.com.

iv.	Supplier must notify Medtronic in writing of any change in the Origin of any Product within thirty (30) days.

v.	Medtronic will notify Supplier in writing if Supplier fails to supply documentation required under paragraphs i. through iv. of this clause, and Supplier agrees to provide Medtronic the relevant documentation within 30 days of receipt of notice from Medtronic.

7.2.4.c  Trade Remedy Proceedings. Supplier understands that the Products it produces may be, either now or in the future, subject to one or more trade remedy proceedings (e.g., anti-dumping, countervailing duty, safeguard) in the U.S. or another country, which may result in the imposition of additional duties or other charges on the Products. If such proceedings are initiated, Supplier agrees to notify Medtronic’s Global Trade Operations Department in writing at the following email address: rs.globaltradeoperations@medtronic.com within seven (7) days, and at Medtronic’s request, Supplier will cooperate fully with Medtronic and with requests for information required from the competent government authorities in the importing country. Supplier further understands and agrees that such cooperation may require it to provide confidential sales and cost information to Medtronic, and if necessary the competent authorities, to determine whether the Products are included in the scope of a trade remedy proceeding and/or calculate the amount of the duty or other charge on the Products.

At all times before, during, or after the initiation of a trade remedy proceeding in the U.S. or another country, Supplier agrees to take all available steps necessary to minimize the risk that additional duties or other charges may be imposed on its Products sold to Medtronic. Medtronic retains the right to terminate the Agreement if additional duties or other charges are imposed on the Products produced by Supplier.

7.3	Conflict Minerals. For Products delivered to Medtronic under this Agreement, Supplier shall provide Medtronic, at no additional cost, with assistance and sufficient documentation, as reasonably determined by Medtronic, to enable Medtronic to comply with its obligations under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and the rules and regulations promulgated thereunder relating to Conflict Minerals as defined in the Reform Act, and other similar laws or regulations. Such assistance and documentation may include but shall not be limited to (i) completing and submitting questionnaires or templates relating to the origin of products, materials, parts, components, metals or any Conflict Minerals contained in the Products (collectively, “Surveys”) within the deadline requested by Medtronic; (ii) promptly responding to Medtronic’s questions or request for additional information with respect to Supplier’s Survey; and (iii) to the extent the Products contain Conflict Minerals, using diligent efforts to ensure traceability of those metals to the smelter level, including working with Supplier’s sub-suppliers to identify the origin of the Conflict Minerals. Supplier agrees to maintain any documentation and data related to Supplier’s obligations under this Section, including any traceability data, for a period of five (5) years and agrees to provide Medtronic with a copy of such documentation or data promptly upon request. This obligation survives termination or expiration of this Agreement. From time to time, Medtronic has the right to notify Supplier of changes to the requirements of this Section.

7.4	Environmental Product Regulation Compliance. Supplier shall comply with the following terms and conditions for all Products provided to Medtronic:

7.4.1	Supplier shall provide full disclosure of all materials and components used in the Products (“Materials Disclosure”) to Medtronic to enable Medtronic to comply with all obligations regarding restrictions on certain substances in Products as required by Environmental Regulation. Further, Supplier shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) restrictions on batteries, accumulators and waste batteries and accumulators; and (iii) materials used in packaging and packing materials in Products, including, but not limited to, the registration, evaluation, authorization and restriction of chemicals (REACH) and Restriction of Hazardous Substances (RoHS). Supplier shall provide Medtronic with assistance and sufficient documentation, as reasonably determined by Medtronic, to enable Medtronic to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

7.4.2	Upon request, Supplier shall provide Medtronic with a report on the status of the Products’ ongoing compliance with Environmental Regulations in an electronic format prescribed by Medtronic. Any such report shall include Supplier’s representation and warranty that, as of the date of the report, the Products are in full compliance with all applicable Environmental Regulations.

7.4.3	During the term of this Agreement, in accordance with applicable Quality Requirements, Supplier shall promptly notify Medtronic of any changes in the Products’ design, technical specification, composition, components, substances or materials, or any changes in a manufacturer of a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations.

7.4.4	Supplier certifies that it gathered the information required by this Agreement and that all information submitted to Medtronic in connection with this Agreement is accurate. Supplier acknowledges that Medtronic will rely on this certification in determining the compliance of its products.

7.5	Responsible Sourcing. Supplier shall comply with all applicable laws relating to human rights, health/safety and ethics. Medtronic’s Global Supplier Standards (http://www.medtronic.com/us-en/about/corporate-governance/suppliers/global-supplier-standards.html) are posted in the Responsible Supply Management section of Medtronic’s website.

7.6	Equal Opportunity. Medtronic and Supplier shall, to the extent they apply, abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin and require affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability. Supplier shall comply with all applicable labor laws, rules, and regulations, including but not limited to, all laws forbidding the solicitation, facilitation, or any other use of slavery or human trafficking.

To the extent applicable, Medtronic incorporates by reference 29 Code of Federal Regulations (C.F.R.) Part 471, Appendix A to Subpart A. Vendor further understands that Medtronic is a prime contractor to the United States Government. Accordingly, this Agreement incorporates CFR 52.212-5(e)(1) and CFR 52.244-6 of the Federal Acquisition Regulation (“FAR”) by reference, with the same force and effect as if it were given in full text herein.

If Supplier is required by federal regulations to file Employer Information Report EEO-1 (standard form 100) or Federal Contractor Veterans Employment Report VETS-100A, Supplier certifies that it has done so or will file such reports in accordance with applicable instructions and will continue to file such reports unless or until no longer required by law or regulation.

7.7	Regulatory Support. Supplier shall file, obtain and maintain all material Regulatory Approvals required for the Manufacture, transport and sale of the Products in the territories set forth on Exhibit E.

7.8	Federal Acquisition Regulation. Supplier understands that Medtronic sells Products to the United States Government. Accordingly, this Agreement incorporates CFR 52.212-5(e)(1) and CFR 52.244-6 of the Federal Acquisition Regulation (“FAR”) by reference, with the same force and effect as if it were given in full text herein. Supplier agrees to comply with the aforementioned applicable provisions of the FAR and other legal requirements applicable to a U.S. government subcontractor.

8.	CONFIDENTIALITY AND PUBLICITY

8.1	Confidential Information. The following is “Confidential Information” (collectively, Medtronic Confidential Information and Supplier Confidential Information, each as defined below) to be treated in accordance with the Agreement:

8.1.1	“Medtronic Confidential Information” means non-public information relating to medical or diagnostic devices, components, accessories and attachments, business plans and other financial or marketing information, provided that Medtronic discloses such information to Supplier during the Term in documentary form as provided below.

8.1.2	“Supplier Confidential Information” means non-public information relating to the Products and Manufacture thereof and related components, accessories and attachments, including Specifications and drawings, Supplier Intellectual Property, business plans and other financial or marketing information, provided that Supplier discloses such information to Medtronic during the Term in documentary form as provided below.

8.1.3	In order for information to be considered Confidential Information hereunder it must be:

(i)	if given in electronic or paper form, marked “confidential,” “proprietary” or the like at the time of disclosure to the receiving party or within thirty (30) days of such disclosure; or

(ii)	if given orally, identified as confidential in a written summary describing the Confidential Information delivered to the receiving party within thirty (30) days of the disclosure.

8.2	Exclusions. Confidential Information does not include information that:

(i)	is known to the receiving party without restriction or following expiration of a restriction prior to receipt thereof, as demonstrated by reliable evidence;

(ii)	is disclosed to the receiving party, without restriction or following expiration of a restriction, by a third party;

(iii)	is or becomes public knowledge, by publication or otherwise, through no fault of the receiving party; or

(iv)	is independently developed by the receiving party, without using Confidential Information of disclosing party.

8.3	Security. Each of Supplier and Medtronic shall maintain and enforce safety and physical security procedures with respect to its collection, possession and maintenance of Medtronic Confidential Information and Supplier Confidential Information, as the case may be, that are at least equal to the standards such party uses to protect its own confidential and proprietary information, and which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure, removal or access of Confidential Information and in compliance with applicable data privacy and security standards.

8.4	Ownership. Except as otherwise expressly provided in the Agreement, all Confidential Information remains the property of the disclosing party.

8.5	Copies; Return or Destruction of Materials. No party will copy or duplicate any materials containing Confidential Information except as necessary to comply with Applicable Law, perform its obligations or exercise its rights under the Agreement. The parties will return or certify in writing the destruction of all materials containing Confidential Information that have been provided by the other party, including all copies, upon demand by the disclosing party. The receiving party will treat any materials containing Confidential Information of the disclosing party that are not destroyed or returned to the disclosing party in accordance with this Section 8. A party may elect to keep copies of Confidential Information for evidentiary purposes, to comply with Applicable Laws and such party’s quality, regulatory and similar internal requirements. Furthermore, nothing in this Section shall be construed to require the deletion of any items of Confidential Information that are contained or stored in back up media, disaster recovery systems, or other electronic data storage systems, latent data or metadata.

8.6	Required Disclosure. In the event that, on the advice of legal counsel, the receiving party is compelled by Applicable Law or applicable rules or regulations of any national securities exchange to disclose the disclosing party’s Confidential Information, the receiving party will, to the extent reasonably possible, notify the disclosing party in advance of such disclosure about the need for, any such disclosure so that the disclosing party may seek a protective order or other remedy, if such remedy is reasonable under the circumstances. The receiving party will take reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by Applicable Law.

8.7	Publicity. Except as otherwise permitted under this Agreement, no party may make any public announcement about or advertise the existence of the Agreement or divulge its terms and conditions to third parties other than attorneys and financial consultants that are under a duty of confidentiality without the prior written consent of the other party; provided that the restrictions set forth in this Section 8.7 shall not apply to any release or public statement required by Applicable Law or applicable rules or regulations of any national securities exchange (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) to the extent requested by the other party, cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain any applicable protective order or confidential treatment). Supplier shall not use Medtronic’s name, logo or products in any advertisement, website, list of its customers, or other public media or discussion without Medtronic’s written consent.

8.8	Term of Obligations. Each party’s obligations under this Section 8 remain in effect during the Term of this Agreement plus one (1) year thereafter.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1	Trademark License Grant to Medtronic.

9.1.1	Definition. “Marks” means the trademarks, tradenames, slogans, logos and service marks owned by Supplier for ACUTUS and ACUTUS MEDICAL, including those set forth on Exhibit F.

9.1.2	Grant. From the Effective Date until the earlier of (i) the fourth anniversary of the First Closing (as defined in the Purchase Agreement), or (ii) the Second Closing (as defined in the Purchase Agreement), subject to the terms and conditions of this Agreement, Supplier hereby grants to Medtronic a non-exclusive, non-royalty-bearing, non-sublicensable (except as expressly permitted in this Section 9.1.2), non-transferable (except as expressly permitted in Section 13.2) license to the Marks in connection with the advertising, marketing, promoting, distributing, importing, exporting, using, handling, storing, warehousing or selling of the Products and other activities related thereto in accordance with this Agreement, in each case solely in a manner consistent with Supplier’s practice prior to the Effective Date (the “Marks License”). Medtronic may grant a sublicense of the Marks License to any of its Affiliates or any sub-distributor, or other sub-contractor that Medtronic has engaged to exercise or perform any of its rights or obligations under this Agreement; provided that Medtronic shall be responsible for and liable to Supplier for any act or omission by any such sublicensee in connection with any exercise of any such sublicense. Supplier reserves the right to practice reasonable quality control solely with respect to the use of the Marks by Medtronic and its sublicensees. Medtronic, on behalf of itself and its sublicensees, acknowledges and agrees that (a) Supplier is the sole and exclusive owner of all right, title and interest in and to the Marks and (b) neither Medtronic nor any of its sublicensees has acquired or will acquire any right, title or interest in or to the Marks other than the rights expressly set forth in this Section 9.1.2. Any and all use of the Marks by Medtronic or any of its sublicensees, and all goodwill associated with such use, shall inure to the benefit of Supplier and its Affiliates, as applicable. Medtronic shall not, and shall cause its sublicensees to not, use any of Marks in any manner that could reasonably be expected to reflect negatively on, create actual confusion with respect to, dilute, or otherwise adversely affect, any such Marks (including the goodwill associated therewith) or Supplier or any of its Affiliates. Except as expressly provided in this Section 9.1.2, from and after the Effective Date, Medtronic shall not, and shall cause each of its sublicensees to not, hold itself out as having any affiliation with Supplier or any of its Affiliates.

9.2	Third Party Licenses. Supplier shall maintain in full force and effect all Intellectual Property license agreements that Supplier uses or employs to perform its obligations under this Agreement. Supplier shall promptly notify Medtronic in writing of any allegation that Supplier is in breach of any such license agreement. Medtronic may, but is not obligated to, cure any such alleged breach and recover the reasonable costs of such cure from Supplier.

9.3	License Grant to Supplier. Subject to the terms and conditions of this Agreement, Medtronic, on behalf of itself and its Affiliates, hereby grants to Supplier a non-exclusive, non-royalty-bearing, non-transferable (except as expressly permitted in Section 13.2), sublicensable (in accordance with Section 9.4), fully paid-up, right and license under the First Closing Transferred Intellectual Property to the extent necessary to perform Supplier’s obligations under this Agreement during the Term.

9.4	Sublicenses. Supplier may grant sublicenses through multiple tiers of sublicensees to any Affiliates or to any Third Party; provided that, in each case, any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement.

9.5	No Implied Licenses. Except as expressly provided in this Agreement, no licenses or other rights, title or interests in or to any Marks or Intellectual Property is granted under this Agreement, whether by implication, estoppel or otherwise.

9.6	Intellectual Property Warranties.

9.6.1	Non-Infringement Warranty from Supplier. In connection with this Agreement, Supplier shall not provide Medtronic with any Product which, to the knowledge of Supplier, violates the valid patent, copyright, or other form of Intellectual Property right of a third party. Supplier represents and warrants that, to the knowledge of Supplier, the design and Manufacture of the Products by Supplier, and Medtronic’s subsequent use, distribution or sale of the Products in accordance with this Agreement, will not infringe or violate the patent, copyright, or other property or proprietary rights of any third party.

9.6.2	Rights in Intellectual Property. Supplier represents and warrants that, subject to the rights granted under this Agreement, Supplier either owns or holds a license to the Intellectual Property used or employed by Supplier to (i) to design the Products, and (ii) Manufacture the Products. Supplier represents and warrants that grants of Intellectual Property rights in this Agreement do not breach or interfere with any other agreements in which it has entered.

9.6.3	Disclaimer. Notwithstanding anything in this Agreement to the contrary, no representation or warranty is given by Supplier with respect to any Product or element thereof that results from specifications or other instructions provided by Medtronic or any of its Affiliates to Supplier.

9.6	Patent Marking. Supplier shall ensure that any patent markings it places or causes to be placed on, about or within Products or components are accurate and conform with Applicable Law. Supplier agrees to indemnify and hold harmless Medtronic and its Affiliates and their respective officers, directors, employees, shareholders, agents or representatives pursuant to Section 11.1 in the event a third party asserts Claims arising out of or related to Supplier’s patent marking practices being inconsistent with Applicable Law; provided that the foregoing indemnity shall not apply with respect to any Claim arising out of or related to specific instructions provided by Medtronic or any of its Affiliates.

10.	WARRANTIES AND REPRESENTATIONS

10.1	Compliance Covenants and Representations. Supplier represents and warrants to Medtronic that: (i) the Products delivered to Medtronic shall not be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (ii) all Products delivered to Medtronic shall be Manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) any services provided and the Manufacture, sale and delivery of Products does not violate any, and the Products conform to all Applicable Laws, including without limitation, the applicable Governmental Authority. Each party shall promptly notify the other party in writing if it becomes aware that a Product or any applicable Quality Requirements may not comply with Applicable Law.

10.2	Product Warranty.

10.2.1	Supplier represents and warrants that for one year following shipment (the “Warranty Period”), each Product fully complies and will comply with all applicable Specifications and applicable Quality

Requirements and is and will be free from defects in design, materials and workmanship (the “Product Warranty”). Medtronic may extend the Product Warranty to its customers.

10.2.2	The foregoing Product Warranty shall not apply where the Product: (i) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by Supplier by persons other than Supplier or its Personnel; or (ii) has been reconstructed, repaired, reprocessed, re-sterilized or altered by persons other than Supplier or its Personnel;

10.2.3	During the Warranty Period, regarding any Products not conforming to the Product Warranty (“Defective Products”), and notwithstanding anything in this Agreement to the contrary, Supplier’s liability under any Product Warranty is discharged, at Supplier’s expense, by: (i) replacing the Defective Products; or (ii) crediting or refunding the price of the Defective Products, less any applicable discounts, rebates, or credits. Supplier shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with the following: (i) shipment of the nonconforming Product back to Supplier (if so requested by Supplier), and (ii) shipment of replacement Product. All claims for breach of a Product Warranty must be received by Seller no later than 30 Business Days after the expiration of the Warranty Period of the Product. THIS SECTION 10.2.3 AND SUPPLIER’S INDEMNIFICATION OBLIGATION IN SECTION 11.1 SET FORTH MEDTRONIC’S SOLE REMEDY AND SUPPLIER’S ENTIRE LIABILITY FOR ANY DEFECTIVE PRODUCT. Notwithstanding the foregoing sentence, In the event that a Recall is caused by a Product due to Seller’s non-conformance with the Quality Agreement or the Specifications, Supplier shall be solely responsible for all costs and expenses reasonably incurred by Medtronic in connection with the Recall.

10.3	Government Watch List. Each of Supplier and Medtronic represents and warrants that neither Supplier, nor any parent, subsidiary, or Affiliate of such party, nor any of such party’s officers, directors, or Personnel, nor any sub-supplier of Supplier, is: (i) a Restricted Party; (ii) included on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); or (iii) listed as excluded on the list maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of System for Award Management : https://www.sam.gov/SAM/pages/public/searchRecords/search.jsf (the “SAM List”). Each party shall immediately notify the other party if such party, any parent, subsidiary, or Affiliate of such party, or its officers, directors, or Personnel, or any sub-supplier of Supplier, should come to be (a) a Restricted Party, (b) included on the OIG List, or (c) listed as excluded on the SAM List.

10.4	Compliance with Agreement. Each of Supplier and Medtronic represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under the Agreement are or will be informed of the terms of the Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to Supplier or Medtronic, as the case may be, by contract or otherwise, to fully comply with all provisions of the Agreement.

10.5	Conflicts. Each of Supplier and Medtronic represents and warrants to the other party that the execution of this Agreement, any purchase order placed hereunder, and the Other Agreements and such party’s performance hereunder and thereunder is within its duly authorized powers and does not conflict with any other contract or obligation of such party. Each of Supplier and Medtronic shall not enter into any agreement or understanding whether written or oral, during the Term of the Agreement which conflicts or is inconsistent with the terms of this Agreement.

10.6	NO OTHER WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES DESCRIBED IN SECTIONS 3.1, 7, 9.6 AND THIS SECTION 10, NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

11.	INDEMNIFICATION; LIMITATION OF LIABILITY

11.1	Supplier Indemnification. Supplier shall defend, indemnify and hold harmless Medtronic and the Medtronic Affiliates, and their respective officers, directors, employees, shareholders, agents, Affiliates and representatives (“Medtronic Indemnitees”), from and against all losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith) (collectively, “Losses”) resulting from or arising out of any third-party demands, claims, actions or causes of action (“Claims”), imposed upon or incurred by any Medtronic Indemnitee by reason of: (i) Supplier’s alleged breach of this Agreement, (ii) any willful misconduct, gross negligence or more culpable act of Supplier or its Personnel in connection with the performance of its obligations under this Agreement, (iii) death or bodily injury caused by a Nonconforming Product, or (iv) personal injury and property damages that occur during Manufacturing of a Product. Medtronic will notify Supplier promptly after it becomes aware of any Claim with respect to which any Medtronic Indemnitee would be entitled to indemnification hereunder. Supplier and Medtronic shall cooperate in the defense of any Claims for which indemnity may be sought.

11.2	Medtronic Indemnification. Medtronic shall defend, indemnify and hold harmless Supplier and its Affiliates, and their respective officers, directors, employees, shareholders, agents, Affiliates and representatives (“Supplier Indemnitees”), from and against all Losses resulting from or arising out of any third-party Claims, imposed upon or incurred by any Supplier Indemnitee by reason of: (i) Medtronic’s alleged breach of this Agreement, (ii) any willful misconduct, gross negligence or more culpable act of Medtronic or its Personnel in connection with the performance of its obligations under this Agreement, or (iii) relating to a purchase of a Product by any person or entity purchasing directly or indirectly through a Medtronic Indemnitee and not relating to a claim of Supplier’s breach of this Agreement; Supplier will notify Medtronic promptly after it becomes aware of any Claim with respect to which any Supplier Indemnitee would be entitled to indemnification hereunder. Supplier and Medtronic shall cooperate in the defense of any Claims for which indemnity may be sought.

11.3	Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, neither Supplier nor Medtronic is obligated to indemnify or defend any Medtronic Indemnitee or Supplier Indemnitee (as the case may be) against any Claim to the extent such Claim or corresponding Losses are resulting from or arising out of the other party’s or its Personnel's (i) gross negligence or more culpable act or omission; (ii) failure to materially comply with any of its obligations set forth in this Agreement, or (iii) actions or inactions that result in such party’s obligations of indemnification set forth in Section 11.1 or 11.2 above (as the case may be). SECTIONS 11.1 AND 11.2 SET FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY LOSSES COVERED BY SECTION 11.1 AND 11.2.

11.4	Limitation of Remedies. Except for their obligations under Sections 8 (Confidentiality and Publicity), 10.2 (Product Warranty) and 11 (Indemnification), and any other section that specifically refers to this Limitation of Remedies Section, IN NO EVENT WILL A PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND. EXCEPT FOR OBLIGATIONS UNDER SECTIONS 8 (CONFIDENTIALITY AND PUBLICITY) AND 11 (INDEMNIFICATION), IN NO EVENT SHALL A PARTY’S LIABILITY ARISING OUT OF OR RELATED TO A CLAIM UNDER THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SUPPLIER UNDER THIS AGREEMENT. THE FOREGOING LIMITATIONS APPLY EVEN IF THE NON-BREACHING PARTY'S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

11.5	Insurance. Supplier shall, at its sole cost and expense, obtain and at all times during the Term of this Agreement maintain insurance with the following minimum coverage and limits: (a) workers' compensation insurance in accordance with all applicable federal, state and local statutory requirements; (b) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $1,000,000 per occurrence and $2,000,000 general aggregate for bodily injury and property damage liability; (c) automobile liability with a combined single limit of $1,000,000 for bodily injury and property damage liability (coverage will apply to non-owned and hired automobiles); (d) product liability of $2,000,000 per occurrence covering all Products; (e) employer’s liability insurance with limits of $1,000,000 by accident each accident, $1,000,000 by disease each employee, $1,000,000 by disease policy limit; (f) excess or umbrella insurance with limits of $5,000,000 per occurrence in excess of the limits specified above for employer’s liability and commercial general liability insurance; and (g) errors and omissions liability insurance (including technology errors and omissions, network and information security liability and communications and media liability) with a limit of $5,000,000 per occurrence and $5,000,000 aggregate.

12.	TERM AND TERMINATION

12.1	Term. This Agreement will become effective on the Effective Date and continue for an initial term ending on the Second Closing Date, as defined in the Purchase Agreement (the “Initial Term”). If the Second Closing Date has not occurred on or prior to the fourth anniversary of the First Closing Date, then this Agreement will automatically renew thereafter for successive one year periods, unless either party provides the other party with notice of non-renewal at least 180 days before the end of the then current term.

12.2	Termination. This Agreement may be terminated in whole or in part (by Product in Exhibit A) as follows:

12.2.1	By a party for a material breach by the other party of this Agreement. Written notice of default must be given, including specific charges of default and reasonable requirements to cure. The party in default will have thirty (30) days after notice to cure. If the defaulting party fails to cure within that time, the party giving notice may terminate this Agreement immediately upon written notice to the other party.

12.2.2	By Medtronic if Supplier fails to perform its disaster recovery plan as required by Section 6.2.1, and such failure is not cured within twenty (20) days after written notice by Supplier or Medtronic of such failure.

12.2.3	By a party upon written notice to the other party following the bankruptcy, liquidation, or dissolution of the other party.

12.2.4	By a party upon written notice to the other party if a Force Majeure event of such other party continues for more than one-hundred eighty (180) consecutive days.

Other Agreements may be terminated only in accordance with their own terms.

12.3	Effect of Expiration or Termination.

12.3.1	Orders. Upon termination or expiration, all then outstanding orders thereunder for Products shall survive.

12.4	Survival. All provisions which are continuing in nature, including but not limited to the last sentence of 2.2 (No Sales by Supplier), 8 (Confidentiality and Publicity), 9.5 (No Implied Licenses), 10.1(i) (Compliance Covenants and Representations), 10.2 (Product Warranty), 11 (Indemnification) and 12 (Term and Termination), will survive termination of this Agreement.

13.	MISCELLANEOUS

13.1	Force Majeure. A party’s obligations under this Agreement, including any delays in Product deliveries, will be excused by a Force Majeure event only to the degree affected, provided that the party affected by the Force Majeure event makes reasonable efforts to avoid being so affected and promptly delivers written notice to the other party upon learning of the Force Majeure event, which notice must include a detailed description of the event and its anticipated effect on the party’s ability to perform its obligations. Upon giving notice to the other party, the affected party is excused from the performance of its obligations under this Agreement only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure event, except that this clause does not apply to a party’s obligation to perform its disaster recovery plan. During the period that the performance by a party has been suspended by reason of a Force Majeure event, the other party may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable.

13.2	Assignment. This Agreement and/or any portion thereof is assignable by Medtronic, without the prior written consent of Supplier, to a third party upon the consummation of the acquisition by such third party, by purchase of assets or otherwise (including merger), all or substantially all of the assets of the business for which Medtronic purchases the Product(s), provided that beginning as of the date of such assignment, the assignee assumes the rights and obligations of Medtronic corresponding to the entire Agreement or the assigned portions thereof. Except as set forth in the foregoing sentence, the Agreement or any portion of it may not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement is binding on and inures to the benefit of the parties and their respective permitted successors and permitted assigns.

13.3	Notices. Notices given under the Agreement must be in writing and must be either delivered in person (including express courier, such as Federal Express) or sent by United States certified or registered mail, postage and certification prepaid, to the other party, at the address at the beginning of this Agreement and, with respect to each purchase order placed hereunder, the address noted therein. Notices are effective upon delivery. A party may change its address for notice by giving the other party notice in accordance with this section.

13.4	Consents. Any approval, authorization or consent required by the Agreement must be in writing, duly signed by an authorized representative of the granting party. The withholding of an approval, authorization or consent for regulatory or quality reasons shall not be deemed unreasonable.

13.5	Business Reviews. Subject to Section 8, Business Reviews will be held by Medtronic and Supplier (including participation of appropriate level decision makers from both parties to address both tactical and strategic business initiatives and objectives), on a periodic basis agreed to by the parties, to discuss topics of interest, including but not limited to the following issues:

(i)	General business update.

(ii)	Quality Performance and any open corrective actions.

(iii)	Delivery performance and any open corrective actions.

(iv)	Forecast and capacity review.

(v)	Other existing and planned projects

(vi)	Cost reduction activities.

(vii)	Litigation/Intellectual Property update.

(viii)	Product development update.

Failure to hold a Business Review will not relieve any party of its obligations under this Agreement.

13.6	Relationship of the Parties. Nothing contained in the Agreement creates a joint venture, partnership, agency or similar endeavor between the parties. Each party is acting solely as an independent contractor and no party has any power or authority to direct or indirectly bind or act on behalf any other party.

13.7	Governing Law and Venue. The Agreement will be construed in accordance with and governed by the laws of the State of Minnesota , USA, and federal law that applies in Minnesota , without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction. The exclusive venue for actions relating to the Agreement is the federal and state courts for Hennepin County, Minnesota .

13.8	Dispute Escalation. The parties will in good faith endeavor to resolve any disputes or differences of interpretation of the Agreement amicably, through dialog and cooperation. In the event a dispute or difference is not promptly resolved at operational levels of the organizations, the parties shall escalate it for a good faith effort to achieve an amicable resolution at a senior business management level.

13.9	Order of Precedence, Entire Agreement and Modifications.

13.9.1	Order of Precedence. In the event of a conflict in the terms of the documents governing an order placed pursuant to the Agreement, the terms of the documents will control in the following order of precedence, with the terms of the first document prevailing over conflicting terms in subsequent documents: (a) this Agreement, (b) the Other Agreements, and (c) the pre-printed portions of Medtronic’s purchase order.

13.9.2	Entire Agreement, Modifications. The Agreement (including the Other Agreements) sets forth the entire agreement between the parties and supersedes all prior agreements, understandings and discussions regarding the subject matter hereof. No amendment, change, or modification of any provision of this Agreement will be binding unless set forth in a written document signed by the parties.

13.10	Waiver. No waiver by either party of any default of the other party will be held to be a waiver of any other or subsequent default. Additionally, a party’s failure on any occasion to insist on strict performance of any term or condition hereof shall not constitute a waiver of compliance with such term or condition on any other occasion or a waiver of default. No waiver shall be effective unless it is in writing and is signed by the party against which it is asserted.

13.11	Severability. If a provision contained or referred to in the Agreement is determined to be legally invalid or unenforceable, that provision will be ineffective to the extent of the invalidity or unenforceability without affecting the remaining provisions of the Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

13.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument upon delivery.

13.13	Signature. This Agreement may be signed in any manner that clearly evidences the parties’ intent to be bound, including via faxed, imaged, electronic or digital signatures.

[Remainder of page intentionally left blank. Signature page follows.]

The parties have caused this Agreement to be executed as of the Effective Date.

MEDTRONIC, INC.,		ACUTUS MEDICAL, INC.

By
	<insert name of Director/Manager>	By
<insert title>
<insert division>
(print name)
Date
Title

By		Date
<insert name of VP signing>
<insert VP title>
<insert division>

Date

LIST OF ATTACHMENTS

•	Exhibit A: Products, Price List and Anticipated Release Dates

•	Exhibit B: Territory

•	Exhibit C: Current Regulatory Approvals

•	Exhibit D: Disaster Recovery Plan(s)

•	Exhibit E: Potential Regulatory Approvals

•	Exhibit F: Marks